                                             Filed to Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-74558

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 10, 2001)

                          8,000,000 FELINE PRIDES(SM)
             (INITIALLY CONSISTING OF 8,000,000 INCOME PRIDES(SM))

                                     [LOGO]

                        AFFILIATED MANAGERS GROUP, INC.
                                ----------------

    Affiliated Managers Group, Inc. is offering 8,000,000 FELINE PRIDES. The FELINE PRIDES initially will consist of units referred to as Income PRIDES, each with a stated amount of $25. Each Income PRIDES will include a purchase contract pursuant to which you will agree to purchase from us shares of our common stock on November 17, 2004. Each Income PRIDES will also include $25 principal amount of our senior notes due November 17, 2006. The notes will bear interest at a rate of 6% per year, which is expected to be reset on or after August 17, 2004. The notes will not trade separately from the Income PRIDES unless and until substitution is made as described in this prospectus supplement.

    The Income PRIDES have been approved for listing on the New York Stock Exchange, or NYSE, under the symbol "AMGPrI," subject to official notice of issuance. On December 17, 2001, the last reported sale price of our common stock on the NYSE was $73.10 per share.

    INVESTING IN THE FELINE PRIDES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-14 OF THIS PROSPECTUS SUPPLEMENT.

                             ---------------------

                                                                PER INCOME
                                                                  PRIDES                TOTAL
                                                              ---------------           -----
Public offering price (1)...................................          $25.00             $200,000,000
Underwriting discount.......................................            $.75               $6,000,000
Proceeds, before expenses, to Affiliated Managers Group.....          $24.25             $194,000,000

    (1) Plus accrued interest from December 21, 2001 if settlement occurs after that date

    The underwriters also may purchase up to an additional 1,200,000 Income PRIDES at the public offering price less the underwriting commission within 30 days of the date of this prospectus supplement to cover overallotments, if any.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The Income PRIDES will be ready for delivery in book-entry form only through The Depository Trust Company on or about December 21, 2001.

                            ------------------------
                              MERRILL LYNCH & CO.
                                ---------------

          The date of this prospectus supplement is December 18, 2001.

---

   "FELINE PRIDES", "Income PRIDES" and "Growth PRIDES" are service marks of
                           Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
About this Prospectus Supplement............................     S-3
Prospectus Supplement Summary...............................     S-4
Risk Factors................................................    S-14
Forward-Looking Statements..................................    S-26
Accounting Treatment........................................    S-26
Use of Proceeds.............................................    S-27
Ratio of Earnings to Fixed Charges..........................    S-27
Capitalization..............................................    S-28
Summary Selected Financial Data.............................    S-29
Price Range of Common Stock and Dividends...................    S-31
Description of the FELINE PRIDES............................    S-32
Description of the Purchase Contracts.......................    S-37
Description of the Notes....................................    S-50
Certain Federal Income Tax Consequences.....................    S-55
Certain U.S. Federal Income Tax Consequences to Non-United
  States Holders............................................    S-61
ERISA Considerations........................................    S-63
Underwriting................................................    S-65
Validity of the Notes.......................................    S-68
Experts.....................................................    S-68

    THE ACCOMPANYING PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE AND THE UNDERWRITERS HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THE DOCUMENT AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THESE DATES.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the securities we are offering and certain other matters relating to us. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering.

    If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

    Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Affiliated Managers Group," "AMG," "we," "us" and "our" or similar terms are to Affiliated Managers Group, Inc.

                         PROSPECTUS SUPPLEMENT SUMMARY

    You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

                        AFFILIATED MANAGERS GROUP, INC.

    Affiliated Managers Group is an asset management company that addresses the succession and transition issues facing the principals of growing mid-sized investment management firms. Our strategy is to generate growth through the internal growth of our existing Affiliates, as well as through investments in new Affiliates. Our transaction structure allows individual members of each Affiliate's management team to retain significant direct ownership in their firm while maintaining operating autonomy. In addition, we provide centralized assistance to our Affiliates in strategic matters, marketing, distribution, product development and operations. Pro forma for our recent investments in Friess Associates, LLC and Welch & Forbes, LLC, our affiliated investment management firms in the aggregate managed over $75 billion in assets at September 30, 2001. For more information regarding Affiliated Managers Group and our Affiliates, see "Where You Can Find More Information" in the accompanying prospectus.

                               THE OFFERING--Q&A

WHAT ARE FELINE PRIDES?

    The FELINE PRIDES consist of units referred to as Income PRIDES and Growth PRIDES. The FELINE PRIDES offered will initially consist of 8,000,000 Income PRIDES (9,200,000 Income PRIDES if the underwriters exercise their overallotment option in full), each with a stated amount of $25. From each Income PRIDES, the holder may create a Growth PRIDES, as described below.

WHAT ARE THE COMPONENTS OF INCOME PRIDES?

    Each Income PRIDES will consist of a purchase contract and, initially, $25 principal amount of our notes. The note that is a component of each Income PRIDES is owned by you, but it will be pledged to us to secure your obligations under the purchase contract. If the notes are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in the Treasury portfolio will replace the note as a component of each Income PRIDES and will be pledged to us to secure your obligations under the purchase contract.

WHAT IS A PURCHASE CONTRACT?

    Each purchase contract underlying a FELINE PRIDES obligates the holder of the purchase contract to purchase, and obligates us to sell, on November 17, 2004, for $25, a fraction of newly issued shares of our common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment as described under "Description of the Purchase Contracts--Anti-dilution Adjustments," as follows:

    - if the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $84.0650, the settlement rate will be 0.2974;

    - if the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price of $73.10, the settlement rate will be equal to the $25 stated amount divided by the applicable market value; and

    - if the applicable market value is less than or equal to the reference price, the settlement rate will be 0.3420.

    "Applicable market value" means the average of the closing price per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding November 17, 2004. The "reference price" is $73.10, which was the last reported sale price of our common stock on the NYSE on December 17, 2001.

CAN I SETTLE THE PURCHASE CONTRACT EARLY?

    Each holder has a right to settle a purchase contract at any time using cash, in which case 0.2974 shares of common stock will be issued pursuant to the purchase contract. In addition, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, then each holder of a purchase contract will have the right to accelerate and settle such contract at the settlement rate in effect immediately before the cash merger.

    Your right to exercise an early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the common stock deliverable upon settlement of a purchase contract.

WHAT ARE THE COMPONENTS OF GROWTH PRIDES?

    Each Growth PRIDES will consist of a purchase contract and a 1/40th or a 2.5% undivided beneficial ownership interest in a Treasury security. The Treasury security is a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on November 15, 2004. The interest in the Treasury security that is a component of each Growth PRIDES will be pledged to us to secure the holder's obligations under the purchase contract.

HOW CAN I CREATE GROWTH PRIDES FROM INCOME PRIDES?

    Unless the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, each holder of Income PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding November 17, 2004, to substitute for the related notes held by the collateral agent zero-coupon Treasury securities (CUSIP No. 912803AB9) that mature on November 15, 2004 in a total principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made. This substitution will create a Growth PRIDES and the applicable notes will be released to the holder. Because U.S. Treasury securities are issued in multiples of $1,000, holders of Income PRIDES may make this substitution only in integral multiples of 40 Income PRIDES. However, if a tax event redemption has occurred prior to November 17, 2004 and the Treasury portfolio has replaced the notes as a component of the Income PRIDES, holders of Income PRIDES may make this substitution only in multiples of 8,000 Income PRIDES, at any time on or prior to the second business day immediately preceding November 17, 2004. In that case, holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable notes.

HOW CAN I RECREATE INCOME PRIDES FROM GROWTH PRIDES?

    Unless the Treasury portfolio has replaced the notes as a component of the Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, each holder of Growth PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding November 17, 2004, to substitute notes for the related Treasury securities held by the collateral agent in an aggregate principal amount of such notes equal to the aggregate principal amount at maturity of the Treasury securities. This substitution would create Income PRIDES, and the applicable Treasury securities would be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Growth PRIDES may make this substitution only in integral multiples of 40 Growth PRIDES. If the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, holders of the Growth PRIDES may make this substitution at any time on or prior to the second business day immediately preceding November 17, 2004, but using the applicable ownership interest of the Treasury portfolio instead of notes and only in integral multiples of 8,000 Growth PRIDES.

WHAT PAYMENTS AM I ENTITLED TO AS A HOLDER OF INCOME PRIDES?

    Each holder of Income PRIDES will be entitled to receive total cash distributions at a rate of 6% of the stated amount per year, payable quarterly in arrears. These cash distributions will consist of interest on the related notes or distributions on the applicable ownership interest of the Treasury portfolio at the rate of 6% of the stated amount per year. Each Income PRIDES has a stated amount of $25. In addition, original issue discount, or OID, for United States federal income tax purposes will accrue on each related note.

WHAT PAYMENTS AM I ENTITLED TO IF I CONVERT MY INCOME PRIDES TO GROWTH PRIDES?

    Holders of Growth PRIDES will not be entitled to receive any cash distributions on their Growth PRIDES. However, OID will accrue on each related Treasury security.

WHAT ARE THE PAYMENT DATES FOR THE FELINE PRIDES?

    The payments described above in respect of the Income PRIDES and Growth PRIDES will be payable quarterly in arrears on each February 17, May 17, August 17 and November 17, commencing February 17, 2002.

DO YOU HAVE THE OPTION TO DEFER PAYMENTS?

    We are not entitled to defer payments on the notes.

WHAT IS REMARKETING?

    The notes of Income PRIDES holders will be remarketed on the third business day immediately preceding August 17, 2004. The remarketing agent will use its reasonable efforts to obtain a price of approximately 100.5% of the purchase price for the Treasury portfolio. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio. The Treasury portfolio will be substituted for the notes and will be pledged to the collateral agent to secure the Income PRIDES holders' obligations to purchase our common stock under the purchase contracts. When paid at maturity, an amount of the Treasury portfolio equal to the principal amount of the notes will automatically be applied to satisfy the Income PRIDES holders' obligations to purchase common stock under the purchase contracts.

    In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing, if any, for the benefit of the holders.

    If the remarketing of the notes on the third business day preceding
August 17, 2004 fails because the remarketing agent cannot obtain a price of at least 100% of the Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, the notes will continue to be a component of Income PRIDES and another remarketing will be attempted on the third business day preceding November 17, 2004, as described below.

    The notes of Income PRIDES holders who have failed to notify the purchase contract agent on or prior to the fifth business day before November 17, 2004 of their intention to pay cash in order to satisfy their obligations under the related purchase contracts, will be remarketed on the third business day immediately preceding November 17, 2004. In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price of approximately 100.5% of the aggregate principal amount of these notes. The portion of the proceeds from the remarketing equal to the total principal amount of the notes will automatically be applied to satisfy in full the Income PRIDES holder's obligations to purchase common stock under the related purchase contracts.

    The remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of the remarketed notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed notes. The remarketing agent will remit the remaining portion of the proceeds from the remarketing, if any, for the benefit of the holders.

    If the remarketing of the notes on the third business day preceding
November 17, 2004 fails because the remarketing agent cannot obtain a price of at least 100% of the total principal amount of the notes or a condition precedent to the remarketing has not been satisfied, we will exercise our rights as a secured party to dispose of the notes in accordance with applicable law and to satisfy in full, from the proceeds of the disposition, the holder's obligation to purchase common stock under the related purchase contracts.

WHAT IS THE TREASURY PORTFOLIO?

    The Treasury portfolio is a portfolio of zero-coupon U.S. Treasury securities consisting of:

    - interest or principal strips of U.S. Treasury securities that mature on or prior to November 15, 2004 in an aggregate amount equal to the principal amount of the notes included in the Income PRIDES, and

    - with respect to the scheduled interest payment date on the notes that occurs on November 17, 2004, in the case of a successful remarketing of the notes, or with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date and on or before November 17, 2004, in the case of a tax event redemption, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the notes included in the Income PRIDES assuming no reset of the interest rate on the notes.

WHAT IS THE RESET RATE?

    In the case of a reset on the third business day immediately preceding August 17, 2004, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for the notes included in Income PRIDES to have an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price. In the case of a reset on the third business day immediately preceding November 17, 2004, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for each note to have an approximate market value of 100.5% of the principal amount of the note. The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

IF I AM NOT A PARTY TO A PURCHASE CONTRACT, MAY I STILL PARTICIPATE IN A
  REMARKETING OF MY NOTES?

    Holders of notes that are not components of Income PRIDES may elect to have their notes included in the remarketing in the manner described in "Description of the Purchase Contracts--Optional Remarketing." The remarketing agent will use its reasonable efforts to remarket the separately held notes included in the remarketing at a price equal to at least 100.5% of the remarketing value, determined on the basis of the separately held notes being remarketed. After deducting its remarketing fee in an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing, the remaining portion of the proceeds, if any, will be remitted to the holders whose separate notes were sold in the remarketing. If a holder of notes elects to have its notes remarketed but the remarketing agent fails to sell the notes during any remarketing period, the notes will be promptly returned to the holder following the conclusion of that period.

BESIDES PARTICIPATING IN A REMARKETING, HOW ELSE CAN MY OBLIGATIONS UNDER THE PURCHASE CONTRACT BE SATISFIED?

    Besides participating in the remarketing, your obligations under the purchase contract may also be satisfied:

    - if you have created Growth PRIDES or elected not to participate in the remarketing, by delivering and pledging specified Treasury securities in substitution for your notes, and applying the cash payments received on the pledged Treasury securities;

    - through the early delivery of cash to the purchase contract agent in the manner described in "Description of the Purchase Contracts--Early Settlement;" or

    - if we are involved in a merger, acquisition or consolidation prior to November 17, 2004 in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract as described in "Description of the Purchase Contracts--Settlement--Early Settlement upon Cash Merger."

    In addition, the purchase contracts, our related rights and obligations and those of the holders of the FELINE PRIDES, including their obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged notes or Treasury securities will be released and distributed to you. If we become the subject of a case under the federal bankruptcy code, a delay may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

UNDER WHAT CIRCUMSTANCES MAY AFFILIATED MANAGERS GROUP REDEEM THE NOTES BEFORE THEY MATURE?

    If the tax laws change or are interpreted in a way that adversely affects the tax treatment of the notes, then we, as issuer of the notes, may elect to redeem the notes. If the notes are redeemed before a successful remarketing, the money received from the redemption will be used by the collateral agent to purchase a portfolio of zero-coupon U.S. Treasury securities that mature on or prior to each payment date of the notes through November 17, 2004, in an aggregate amount equal to the principal on the senior note included in Income PRIDES and the interest that would have been due on such payment date on the notes included in Income PRIDES. These Treasury securities will replace the notes as the collateral securing your obligations to purchase our common stock under the purchase contracts. If the notes are redeemed, then each FELINE PRIDES will consist of a purchase contract for our common stock and an ownership interest in the Treasury portfolio.

WHAT IS THE MATURITY OF THE NOTES?

    The notes will mature on November 17, 2006.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE INCOME PRIDES, GROWTH PRIDES AND NOTES?

    We intend to treat the notes as contingent payment debt instruments that are subject to the contingent payment rules for United States federal income tax purposes. Accordingly, through August 17, 2004, and possibly thereafter, a holder of Income PRIDES or notes would be required to include in gross income an amount in excess of the interest actually received, regardless of the holder's usual method of tax accounting, and would generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or disposition of the notes or of the Income PRIDES, to the extent such income is allocable to the notes. A beneficial owner of Growth PRIDES will be required to include in gross income any OID with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes, a beneficial owner of Income PRIDES will be required to include in gross income its allocable share of OID on the Treasury portfolio as it accrues on a constant yield to maturity basis. Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of FELINE PRIDES or instruments similar to FELINE PRIDES, each holder is urged to consult its own tax adviser concerning the tax consequences of an investment in FELINE PRIDES.

WILL THE FELINE PRIDES BE LISTED ON A STOCK EXCHANGE?

    The Income PRIDES have been approved for listing on the New York Stock Exchange (NYSE) under the symbol "AMGPrI." Neither the Growth PRIDES nor the notes will initially be listed; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to cause those securities to be listed on the exchange on which the Income PRIDES are then listed.

WHAT ARE THE RIGHTS AND PRIVILEGES OF THE COMMON STOCK?

    The shares of common stock that you will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of our common stock in this prospectus supplement under the heading "Risk Factors Relating to the FELINE PRIDES" and in the accompanying prospectus under the heading "Description of Common Stock."

WHAT ARE THE EXPECTED USES OF PROCEEDS FROM THE OFFERING?

    We estimate that we will receive net proceeds from the offering of FELINE PRIDES of $193.1 million, or $222.2 million if the underwriters' option to purchase additional FELINE PRIDES is exercised in full.

    We anticipate using the aggregate net proceeds from this offering to reduce indebtedness under our credit facility and for general corporate purposes.

                       THE OFFERING--EXPLANATORY DIAGRAMS

    The following diagrams demonstrate some of the key features of the purchase contracts, Income PRIDES, Growth PRIDES and the notes, and the transformation of Income PRIDES into Growth PRIDES and notes.

PURCHASE CONTRACTS

    - Income PRIDES and Growth PRIDES both include a purchase contract under which you agree to purchase shares of our common stock on November 17, 2004.

    - The number of shares to be purchased under each purchase contract will depend on the "applicable market value." The "applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding November 17, 2004.

                                       [LOGO]

------------------------

(1) The "reference price" is $73.10.

(2) The "threshold appreciation price" is equal to $84.0650, which is 115% of the reference price.

(3) For each of the percentage categories shown, the percentage (expressed as a decimal) of the shares to be delivered on November 17, 2004 to a holder of Income PRIDES or Growth PRIDES is determined by dividing

       - the related number of shares to be delivered, as indicated in the footnote for each such category, by

       - an amount equal to $25, the stated amount of the FELINE PRIDES, divided by the reference price.

(4) If the applicable market value of our common stock is less than or equal to the reference price, the number of shares to be delivered will be calculated by dividing the stated amount of $25 by the reference price.

(5) If the applicable market value of our common stock is between the reference price and the threshold appreciation price, the number of shares to be delivered will be calculated by dividing the stated amount of $25 by the applicable market value.

(6) If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares to be delivered will be calculated by dividing the stated amount of $25 by the threshold appreciation price.

INCOME PRIDES

    - Each Income PRIDES consists of two components as illustrated below:

                                       [LOGO]

                                 Income PRIDES

    - After remarketing, the Income PRIDES will include the Treasury portfolio in lieu of the notes if the remarketing is successful.

    - If you hold Income PRIDES, you own the notes and, after remarketing, the Treasury portfolio, but will pledge them to us to secure your obligations under the purchase contract.

    - If you hold Income PRIDES, you may also substitute a specified amount of Treasury securities for the notes if you decide not to participate in the remarketing.

GROWTH PRIDES

    - Each Growth PRIDES consists of two components as described below:

                                       [LOGO]

                                 Growth PRIDES

    - If you hold Growth PRIDES, you own the Treasury security but will pledge it to us to secure your obligations under the purchase contract. The Treasury security is a zero-coupon U.S. Treasury security (CUSIP No. 912803AB9) that matures on November 15, 2004.

NOTES

    - Notes will have the terms illustrated below:

                                       [LOGO]

    - If you hold a note that is a component of Income PRIDES, you have the option to either:

       - allow the note to be included in the remarketing process, the proceeds of which will be used to purchase the Treasury portfolio, if the remarketing is successful, which will be applied to settle the purchase contract; or

       - elect not to participate in the remarketing by delivering Treasury securities in substitution for the note, the proceeds of which will be used to settle the purchase contract.

    - If you hold a note that is separate and not a component of Income PRIDES, you have the option to either:

       - continue to hold the note whose rate has been reset for the quarterly payments payable on and after August 17, 2004; or

       - deliver the note to the remarketing agent to be included in the remarketing.

TRANSFORMING INCOME PRIDES INTO GROWTH PRIDES AND NOTES

    - To create a Growth PRIDES, you may combine the purchase contract with the specified zero-coupon U.S. Treasury security that matures on November 15, 2004.

    - You will then own the zero-coupon U.S. Treasury security but will pledge it to us to secure your obligations under the purchase contract.

    - The zero-coupon U.S. Treasury security together with the purchase contract would then constitute a Growth PRIDES. The senior note (or, after remarketing, the Treasury portfolio), which was previously a component of the Income PRIDES, is tradable as a separate security.

                                       [LOGO]

    - After remarketing, the Income PRIDES will include the specified Treasury portfolio in lieu of notes.

    - You can also transform Growth PRIDES and notes (or, after remarketing, the Treasury portfolio, if the remarketing is successful) into Income PRIDES. Following that transformation, the specified zero-coupon U.S. Treasury security, which was previously a component of the Growth PRIDES, is tradable as a separate security.

    - The transformation of Income PRIDES into Growth PRIDES and notes (or, after remarketing, the Treasury portfolio) and the transformation of Growth PRIDES and notes (or, after remarketing, the Treasury portfolio) into Income PRIDES may generally only be effected in integral multiples of 40 Income PRIDES, as more fully described in this prospectus supplement.

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                                  RISK FACTORS

    YOUR INVESTMENT IN THE FELINE PRIDES WILL INVOLVE RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING DISCUSSION OF RISK AS WELL AS OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN ORDER TO EVALUATE AN INVESTMENT IN THE FELINE PRIDES.

RISK FACTORS RELATING TO THE FELINE PRIDES

YOU ASSUME THE RISK THAT THE MARKET VALUE OF OUR COMMON STOCK MAY DECLINE.

    Although as a holder of FELINE PRIDES you are the beneficial owner of the related notes, Treasury portfolio or Treasury securities, as the case may be, you are obligated pursuant to the purchase contract to buy our common stock. Prior to November 17, 2004, unless you pay cash to satisfy your obligation under the purchase contract or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, either the proceeds derived from the remarketing of the notes or the principal of the applicable ownership interest of the Treasury portfolio when paid at maturity, in the case of Income PRIDES, or the principal of the related Treasury securities when paid at maturity, in the case of Growth PRIDES, will automatically be used to purchase a specified number of shares of our common stock on your behalf. There can be no assurance that the market value of the common stock received by you on the purchase contract settlement date will be equal to or greater than the price per share paid by you for our common stock. If the applicable market value of the common stock is less than $73.10, the aggregate market value of the common stock issued to you pursuant to each purchase contract on the purchase contract settlement date will be less than the price per share paid by you for such common stock. Accordingly, you assume the risk that the market value of the common stock may decline, and that such decline could be substantial.

YOU WILL RECEIVE ONLY A PORTION OF ANY APPRECIATION IN OUR COMMON STOCK PRICE.

    The aggregate market value of the shares of our common stock you will receive upon settlement of a purchase contract generally will exceed the stated amount of $25 only if the average closing price per share of our common stock over the 20-trading day period preceding settlement equals or exceeds $84.0650, which we refer to as the "threshold appreciation price." The threshold appreciation price represents an appreciation of 15% over $73.10. Therefore, during the period prior to settlement, an investment in the FELINE PRIDES affords less opportunity for equity appreciation than a direct investment in our common stock. If the applicable average closing price exceeds $73.10, which we refer to as the "reference price," but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of the shares you will receive under the purchase contract will be approximately 86.96% of the value of the shares you could have purchased with $25 at the time of this offering.

THE TRADING PRICE FOR OUR COMMON STOCK AND THE GENERAL LEVEL OF INTEREST RATES AND OUR CREDIT QUALITY WILL DIRECTLY AFFECT THE TRADING PRICES FOR THE FELINE PRIDES.

    It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our operating results, prospects and economic, financial and other factors will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, therefore affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after the offering of the FELINE PRIDES or the perception that those sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock underlying the purchase contracts and of the other components of the

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FELINE PRIDES. The arbitrage could, in turn, affect the trading prices of the
FELINE PRIDES and our common stock.

YOU MAY SUFFER DILUTION OF OUR COMMON STOCK ISSUABLE UPON SETTLEMENT OF YOUR PURCHASE CONTRACT.

    The number of shares of our common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of common stock for cash, or in connection with acquisitions or other transactions which may adversely affect the price of our common stock. The terms of the FELINE PRIDES do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the FELINE PRIDES in engaging in any such offering or transaction.

YOU WILL HAVE NO RIGHTS AS COMMON STOCKHOLDERS.

    Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after November 17, 2004.

YOUR PLEDGED SECURITIES WILL BE ENCUMBERED.

    Although holders of FELINE PRIDES will be beneficial owners of the underlying notes or pledged Treasury securities, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged notes or Treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus supplement.

THE PURCHASE CONTRACT AGREEMENT WILL NOT BE QUALIFIED UNDER THE TRUST INDENTURE ACT OF 1939; THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT WILL BE LIMITED.

    The purchase contract agreement relating to the FELINE PRIDES will not be qualified under the Trust Indenture Act of 1939. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the FELINE PRIDES, will not be qualified as a trustee under the Trust Indenture Act of 1939. Accordingly, holders of the FELINE PRIDES will not have the benefits of the protections of the Trust Indenture Act of 1939 other than to the extent applicable to a senior note included in the FELINE PRIDES. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the FELINE PRIDES.

THE SECONDARY MARKET FOR THE FELINE PRIDES MAY BE ILLIQUID.

    We are unable to predict how the FELINE PRIDES will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the FELINE PRIDES. The Income PRIDES have been approved for listing on the NYSE. We will not initially list either the Growth PRIDES or the notes; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list those securities on the exchange on which the Income PRIDES are then listed. We have been advised by the underwriters that they presently intend to make a market for the Income PRIDES;

however, the underwriters are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any market that may develop for the Income PRIDES, the Growth PRIDES or the notes, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of Income PRIDES are converted to Growth PRIDES, the liquidity of Income PRIDES could be adversely affected. We cannot provide assurance that a listing application for Income PRIDES, Growth PRIDES or notes will be accepted or, if accepted, that the Income PRIDES, Growth PRIDES or notes will not be delisted from the NYSE or that trading in the Income PRIDES, Growth PRIDES or notes will not be suspended as a result of elections to create Growth PRIDES or recreate Income PRIDES through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the NYSE.

DELIVERY OF THE SECURITIES UNDER THE PLEDGE AGREEMENT IS SUBJECT TO POTENTIAL DELAY IF WE BECOME SUBJECT TO A BANKRUPTCY PROCEEDING.

    Notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the U.S. bankruptcy code, imposition of an automatic stay under Section 362 of the U.S. bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge arrangement and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

WE MAY REDEEM THE NOTES UPON THE OCCURRENCE OF A TAX EVENT.

    We have the option to redeem the notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, at any time if a tax event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the notes at the redemption price (described later in this prospectus supplement) plus accrued and unpaid interest, if any. If we redeem the notes, we will pay the redemption price in cash to the holders of the notes. If the tax event redemption occurs prior to the successful remarketing of the notes, the redemption price payable to you as a holder of the Income PRIDES will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase a portfolio of zero-coupon U.S. Treasury securities on your behalf, and will remit the remainder of the redemption price, if any, to you, and the Treasury securities will be substituted for the notes as collateral to secure your obligations under the purchase contracts related to the Income PRIDES. If your notes are not components of Income PRIDES, you, rather than the collateral agent, will receive redemption payments. There can be no assurance as to the effect on the market prices for the Income PRIDES if we substitute the Treasury securities as collateral in place of any notes so redeemed. A tax event redemption will be a taxable event to the holders of the notes.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE FELINE PRIDES ARE UNCLEAR.

    No statutory, judicial or administrative authority directly addresses the treatment of the FELINE PRIDES or instruments similar to the FELINE PRIDES for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the FELINE PRIDES are not entirely clear. In addition, because the notes will be treated as contingent payment debt instruments any gain on the disposition of a senior note prior to the date on which the interest rate on the senior note is reset generally will be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited.

BECAUSE THE NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT, YOU WILL HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH.

    Because the notes will be treated as contingent payment debt instruments, original issue discount will accrue from the issue date of the notes and will be included in your gross income for U.S. federal income tax purposes before you receive a cash payment to which the income is attributable and in an amount greater than the interest payable on the notes prior to the date on which the interest rate on the notes is reset.

THE TRADING PRICE OF THE NOTES MAY NOT FULLY REFLECT THE VALUE OF THEIR ACCRUED BUT UNPAID INTEREST.

    The notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

OTHER RISK FACTORS

OUR GROWTH STRATEGY DEPENDS UPON OUR MAKING NEW INVESTMENTS IN MID-SIZED ASSET MANAGEMENT FIRMS AS WELL AS CONTINUED GROWTH FROM OUR EXISTING AFFILIATES.

    Our growth strategy includes acquiring ownership interests in mid-sized investment management firms. To date, we have invested in 17 such firms. We intend to continue this investment program in the future, assuming that we can find suitable firms to invest in and that we can negotiate agreements on acceptable terms. We cannot be certain that we will be successful in finding or investing in such firms or that they will have favorable operating results.

    While historically our growth has come largely from making new investments, in recent periods the performance of our existing Affiliates has become increasingly important to our growth. We may not be successful in making new investments and the firms we invest in may fail to carry out their growth or management succession plans. As we continue to execute our business strategy, we may experience net losses in the future, which could have an adverse effect on our business, financial condition and results of operations.

WE EXPECT THAT WE WILL NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE TO FUND INVESTMENTS IN NEW AND EXISTING AFFILIATES.

    The acquisition of interests in new Affiliates is a primary element of our growth strategy. In addition, pursuant to our original investments in our Affiliates, we may be required to purchase additional equity interests in existing Affiliates. A large part of the purchase price we pay for the firms in which we invest usually consists of cash. We believe that our existing cash resources and cash flow from operations will be sufficient to meet our working capital needs for normal operations for the foreseeable future. However, we expect that these sources of capital will not be sufficient to fund future investments in new and existing Affiliates. Therefore, we will need to raise capital by making additional long-term or short-term borrowings, or by selling shares of our stock or other equity or debt securities, including convertible securities, either publicly or privately, in order to complete further investments. This could increase our interest expense, decrease our net income or dilute the interests of our existing stockholders. Moreover, we may not be able to obtain financing for future investments on acceptable terms, if at all.

WE RELY, IN PART, ON OUR CREDIT FACILITY TO FUND INVESTMENTS AND WORKING CAPITAL NEEDS; THE CREDIT FACILITY IS SUBJECT TO RISKS ASSOCIATED WITH DEBT FINANCING.

    Under our revolving credit facility, we had outstanding borrowings of approximately $208 million as of November 30, 2001 and the ability to borrow up to an additional $122 million. We have the option, with the consent of our lenders, to increase the facility by another $70 million to a total of $400 million. We can use borrowings under our credit facility for future investments and for our working capital needs only if we continue to meet the financial tests under the terms of our credit facility. We anticipate that we will borrow under the credit facility in the future when we invest in additional investment management firms and to fund our obligations to purchase additional equity interests in existing Affiliates. We also may use the credit facility to refinance other indebtedness, including the Liquid Yield Option Notes Due 2021 (Zero Coupon--Senior) (LYONs) that were issued in May 2001. This will subject us to the risks normally associated with debt financing.

    Our credit facility contains provisions for the benefit of our lenders which could operate in ways that restrict the manner in which we can conduct our business or may have an adverse impact on the interests of our stockholders. For example:

    - Our borrowings under the credit facility are collateralized by pledges of all of our interests in our Affiliates, as well as and including all interests indirectly held through wholly-owned subsidiaries.

    - Our credit facility contains, and future debt instruments may contain, restrictive covenants that could limit our ability to obtain additional debt financing and could adversely affect our ability to make future investments in investment management firms.

    - Our credit facility prohibits us from paying dividends and other distributions to our stockholders and restricts us, our Affiliates and any other subsidiaries we may have from incurring indebtedness, incurring liens, disposing of assets and engaging in extraordinary transactions. We are also required to comply with the credit facility's financial covenants on an ongoing basis.

    - We cannot borrow under our credit facility unless we comply with its requirements.

    Because indebtedness under our credit facility bears interest at variable rates, interest rate increases will increase our interest expense, which could adversely affect our cash flow and ability to meet our debt service obligations. Although we are currently a party to interest rate hedging contracts designed to offset a portion of our exposure to interest rate fluctuations, we cannot be certain that this strategy will be effective. Our credit facility matures in December 2002. We may not be able to obtain new financing at terms similar to our current facility, which may have the effect of increasing our interest expense or decreasing our net income.

THE FAILURE TO RECEIVE REGULAR DISTRIBUTIONS FROM OUR AFFILIATES WOULD ADVERSELY AFFECT US.

    Because we are a holding company, we receive all of our cash from distributions made to us by our Affiliates. All of our Affiliates, other than The Managers Funds LLC, have entered into agreements with us under which they have agreed to pay to us a specified percentage of their gross revenues. In our agreements with our Affiliates, the distributions made to us by our Affiliates represent only a portion of our Affiliates' gross revenues. Our Affiliates use the portion of their revenues not required to be distributed to us to pay their operating expenses and distributions to their management teams. The payment of distributions to us by our Affiliates may be subject to the claims of our Affiliates' creditors and to limitations applicable to our Affiliates under state laws governing corporations, partnerships and limited liability companies, state and federal regulatory requirements for the securities industry and bankruptcy and insolvency laws. Additionally, we may defer the receipt of our share of an Affiliate's revenue to permit an Affiliate to fund its operating expenses. As a result, we cannot guarantee that we will always receive these distributions from our Affiliates.

OUR OBLIGATIONS TO PURCHASE ADDITIONAL EQUITY IN OUR AFFILIATES MAY ADVERSELY AFFECT US.

    When we made our original investments in our Affiliates, we agreed to purchase the additional ownership interests in each Affiliate from the owners of these interests on pre-negotiated terms, which are subject to several conditions and limitations. Consequently, we will have to purchase some of these interests from time to time for cash, which we may have to borrow, or in exchange for newly issued shares of our common stock. These purchases are likely to be substantial and may result in us having more interest expense and less net income or in our existing stockholders experiencing a dilution of their ownership of us. In addition, because these pre-negotiated terms are generally based on trailing revenues, we cannot assure you that the value of the equity we purchased is equal to the purchase price we must pay. These purchases will also result in our ownership of larger portions of our Affiliates, which may have an adverse effect on our cash flow and liquidity.

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WE ARE SUBJECT TO CHANGE IN CONTROL AND PURCHASE OBLIGATION PROVISIONS UNDER THE
LYONS AND CHANGE IN CONTROL PROVISIONS UNDER OUR CREDIT FACILITY, WHICH COULD LIMIT OUR ABILITY TO SATISFY CERTAIN OBLIGATIONS.

    In May of 2001 we issued Liquid Yield Option Notes Due 2021 (Zero Coupon--Senior) in a private placement. Upon the occurrence of specific kinds of change in control events occurring on or before May 7, 2006, we will be required to offer to repurchase all outstanding LYONs. However, it is possible that we will not have sufficient funds available at such time to make the required repurchase of the LYONs.

    Beginning in May 2002, holders of LYONs may require us to purchase all or a portion of the notes at predetermined prices. We may choose to pay the purchase price in cash or common stock or a combination of cash and common stock. At such time, we may not have sufficient funds available to make the required repurchase, and the issuance of a significant number of shares of common stock may cause the price of our common stock to fall.

    In addition, we are subject to change in control provisions with respect to our credit facility. Under that facility, specified change of control events would result in a deemed event of default and a possible acceleration of the indebtedness. In such event, the lenders would have the right to require that the indebtedness under the facility become due and payable. In this case, as more generally, it is possible that we will not have sufficient funds to repay bank indebtedness.

WE HAVE SUBSTANTIAL INTANGIBLES ON OUR BALANCE SHEET; ANY RE-EVALUATION OF OUR INTANGIBLES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL POSITION.

    At September 30, 2001, our total assets were $948.6 million, of which $648.8 million were intangible assets consisting of acquired client relationships and goodwill. We cannot be certain that we will ever realize the value of such intangible assets. We are amortizing, or writing off, these intangible assets on a straight-line basis over periods ranging from seven to 28 years in the case of acquired client relationships. Historically, we have also amortized goodwill on this basis over periods ranging from 15 to 35 years. However, as discussed below, as the result of new accounting rules this year, we will cease to amortize goodwill and certain other intangible assets after 2001. We evaluate each investment and establish appropriate amortization periods based on a number of factors including:

    - the firm's historical and potential future operating performance and rate of attrition among clients;

    - the stability and longevity of existing client relationships;

    - the firm's recent, as well as long-term, investment performance;

    - the characteristics of the firm's products and investment styles;

    - the stability and depth of the firm's management team; and

    - the firm's history and perceived franchise or brand value.

    After making each investment, we reevaluate these and other factors on a regular basis to determine if the related intangible assets continue to be realizable and if the amortization period continues to be appropriate. Any future determination requiring the write-off of a significant portion of unamortized intangible assets could adversely affect our results of operations and financial position. In addition, we intend to invest in additional investment management firms in the future. While these firms may contribute additional revenue to us, they will also result in the recognition of additional intangible assets which will cause further increases in amortization expense.

    In July 2001, the Financial Accounting Standards Board issued Financial Accounting Standard No. 141 ("FAS 141"), "Business Combinations," and Financial Accounting Standard No. 142

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("FAS 142"), "Goodwill and Other Intangible Assets." FAS 141 limits the method of accounting for business combinations to the purchase method and establishes new criteria for the recognition of other intangible assets. FAS 142 requires that goodwill and other intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually.

    FAS 141 became effective as of July 1, 2001, except with regard to business combinations initiated prior to that date. While FAS 142 will generally become effective January 1, 2002, goodwill and any other intangible assets determined to have indefinite lives that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized from the date of their acquisition.

    Upon the effectiveness of FAS 142, FAS 141 requires that intangibles acquired in prior business combinations be reviewed for impairment. Any impairment loss will be measured as of the date of the adoption and recognized as a cumulative effect of a change in accounting principle in the first interim period. At this time, we do not expect that the adoption of these statements will result in any material reclassification of our goodwill or material impairment of our intangible assets. If our understanding of, and assumptions concerning, FAS 141 and FAS 142 are incorrect, it could have a material adverse effect on our reported earnings.

WE AND OUR AFFILIATES RELY ON CERTAIN KEY PERSONNEL AND CANNOT GUARANTEE THEIR CONTINUED SERVICE.

    We depend on the efforts of William J. Nutt, our Chairman and Chief Executive Officer, Sean M. Healey, our President and Chief Operating Officer, and our other officers. Messrs. Nutt and Healey, in particular, play an important role in the growth of our existing Affiliates and in identifying additional suitable investment opportunities for us. Messrs. Nutt and Healey do not have employment agreements with us, although each of them has a significant equity interest in us, including options subject to vesting provisions.

    In addition, our Affiliates depend heavily on the services of key principals, who in many cases have managed their firms for many years prior to our investment. These principals are primarily responsible for all investment decisions. Although the key principals generally have significant equity interests in their firms, and in many cases have entered into employment agreements, these arrangements are not a guarantee that such principals will remain with their firms.

    Our loss of key management personnel or our inability to attract, retain and motivate sufficient numbers of qualified management personnel may adversely affect our business. The market for investment managers is extremely competitive and is increasingly characterized by frequent movement by investment managers among different firms. In addition, individual investment managers at our Affiliates often maintain a strong, personal relationship with their clients based on the clients' trust in individual managers. Therefore, the loss of a key investment manager at an Affiliate could jeopardize the Affiliate's relationships with its clients and lead to the loss of client accounts. Losing client accounts in these circumstances could have a material adverse effect on the results of our operations and our financial condition and that of our Affiliates. Although we use a combination of economic incentives, vesting provisions, and, in some instances, non-solicitation agreements and employment agreements in an attempt to retain key management personnel, we cannot guarantee that key managers will remain with us.

BECAUSE OUR AFFILIATES OFFER A BROAD RANGE OF INVESTMENT MANAGEMENT SERVICES AND UTILIZE A NUMBER OF DISTRIBUTION CHANNELS, CHANGING CONDITIONS IN THE FINANCIAL AND SECURITIES MARKETS DIRECTLY AFFECT OUR PERFORMANCE.

    Prior to the year 2000, the investment management sector had been one of the fastest growing sectors in the financial services industry. As one example of this growth, the assets under management of mutual funds increased at a compound annual growth rate of 25% from 1995 to the end of 1999, to

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a total of $6.8 trillion at the end of 1999, according to the Investment Company
Institute. In 2000 and during the first eleven months of 2001, however, the investment management sector, like the financial services industry more broadly, experienced extraordinary volatility, as equity markets declined significantly. In 2000, the Dow Jones Industrial Average declined 6.2% and the NASDAQ Composite Index declined 39.3%, and from January 1, 2001 to November 30, 2001, the Dow Jones Industrial Average declined 8.7% and the NASDAQ Composite Index declined 21.8%.

    Domestic and foreign economic conditions and general trends in business and finance, among other factors, affect the financial markets and businesses operating in the securities industry. Broader market performance may continue to be unfavorable in the future. A continued decline in the financial markets or a lack of sustained growth may result in a corresponding decline in our Affiliates' performance and may cause our Affiliates to experience declining assets under management and/or fees, which would reduce cash flow distributable to us.

    Our Affiliates' investment management contracts provide for payment based on the market value of assets under management, although a portion also provide for payment based on investment performance. Because most of these contracts provide for payments based on market values of securities, fluctuations in securities prices will directly affect our consolidated results of operations and financial condition. Changes in our Affiliates' clients' investment patterns will also affect the total assets under management.

    Investment management contracts at some of our Affiliates provide that fees are paid on the basis of investment performance. Fees based on investment performance are inherently dependent on investment results, and therefore may vary substantially from year to year. In particular, performance-based fees were of an unusual magnitude in 1998 and 1999, but were not as significant in 2000, and may not recur to even the same magnitude as in 2000 in 2001 or future years, if at all. To the extent contracts are concentrated within styles or sectors, they are subject to the continuing impact of fluctuating securities prices in those styles and sectors as well as the performance of the relevant Affiliates.

OUR AFFILIATES' INVESTMENT MANAGEMENT CONTRACTS ARE SUBJECT TO TERMINATION ON SHORT NOTICES.

    Our Affiliates derive almost all of their revenues from investment management contracts. These contracts are typically terminable without penalty upon 60 days notice in the case of mutual fund clients or upon 30 days notice in the case of individual and institutional clients. As a result, our Affiliates' clients may withdraw funds from accounts managed by the Affiliates at their election. Moreover, some of our Affiliates' fees are higher than those of other investment managers for similar types of investment services. The ability of each of our Affiliates to maintain its fee levels in a competitive environment depends on its ability to provide clients with investment returns and services that are satisfactory to its clients. We cannot be certain that our Affiliates will be able to retain their existing clients or to attract new clients at their current fee levels. If our Affiliates' clients withdraw a substantial amount of funds, it could have a material adverse effect on us.

AFFILIATES' AUTONOMY EFFECTIVELY LIMITS OUR ABILITY TO ALTER THEIR MANAGEMENT PRACTICES AND POLICIES.

    Although our agreements with our Affiliates give us the authority to control some types of business activities undertaken by them and we have voting rights with respect to significant decisions, our Affiliates manage their own day-to-day operations, including all investment management policies and fee levels, product development, client relationships, compensation programs and compliance activities. As a result, we may not become aware, for example, of one of our Affiliates' non-compliance with a regulatory requirement as quickly as if we were involved in the day-to-day business of the Affiliate or we may not become aware of such non-compliance at all. In these situations, our financial condition and results of operations may be adversely affected by problems stemming from the day-to-day operations of our Affiliates.

WE MAY BE RESPONSIBLE FOR LIABILITIES INCURRED BY OUR AFFILIATES.

    Some of our existing Affiliates are partnerships of which we are the general partner. Consequently, to the extent any of these Affiliates incurs liabilities or expenses which exceed its ability to pay for them, we are liable for their payment. In addition, with respect to all of our Affiliates we may be held liable in some circumstances as a control person for their acts as well as those of their employees. We and our Affiliates maintain errors and omissions and general liability insurance in amounts that we and they believe to be adequate to cover many potential liabilities. We cannot be certain, however, that we will not have claims which exceed the limits of our available insurance coverage, that our insurers will remain solvent and will meet their obligations to provide coverage, or that insurance coverage will continue to be available to us with sufficient limits or at a reasonable cost. A judgment against us or any of our Affiliates in excess of our available coverage could have a material adverse effect on us.

OUR INDUSTRY AND OUR AFFILIATES' INDUSTRY ARE HIGHLY COMPETITIVE.

    We are an asset management company which acquires and holds mid-sized investment management firms. The market for partial or total acquisitions of interests in investment management firms is highly competitive. Many other public and private financial services companies, including commercial and investment banks, insurance companies and investment management firms, have significantly greater resources than us, and invest in or buy investment management firms. We cannot guarantee that we will be able to compete effectively with such competitors, that new competitors will not enter the market or that such competition will not make it more difficult or impracticable for us to make new investments in investment management firms.

    Our Affiliates compete with a broad range of investment managers, including public and private investment advisers as well as firms associated with securities broker-dealers, banks, insurance companies and other entities. From time to time, our Affiliates may also compete with each other for clients. Many of our Affiliates' competitors have greater resources than do we and our Affiliates. In addition to competing directly for clients, competition may reduce the fees that our Affiliates can obtain for their services. We believe that each Affiliate's ability to compete effectively with other firms is dependent upon the Affiliate's products, level of investment performance and client service, as well as the marketing and distribution of its investment products. We cannot be certain that our Affiliates will be able to achieve favorable investment performance and retain their existing clients.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO POLITICAL, REGULATORY, ECONOMIC AND CURRENCY RISKS.

    Some of our affiliated investment management firms operate or advise clients outside of the United States. Furthermore, in the future we may invest in investment management firms that operate or advise clients outside of the United States and our existing Affiliates may expand their non-U.S. operations. Our Affiliates take risks inherent in doing business internationally, such as changes in applicable laws and regulatory requirements, difficulties in staffing and managing foreign operations, longer payment cycles, difficulties in collecting investment advisory fees receivable, political instability, fluctuations in currency exchange rates, expatriation controls and potential adverse tax consequences. We cannot be certain that one or more of these risks will not have an adverse effect on us or our Affiliates, including investment management firms in which we may invest in the future, and, consequently, on our consolidated business, financial condition and results of operations.

OUR AFFILIATES' BUSINESSES ARE HIGHLY REGULATED.

    Many aspects of our Affiliates' businesses are subject to extensive regulation by various U.S. federal regulatory authorities, certain state regulatory authorities, and non-U.S. regulatory authorities. We cannot assure you that our Affiliates will fulfill all applicable regulatory requirements. The failure of any Affiliate to meet regulatory requirements could subject that Affiliate to sanctions which might materially impact the Affiliate's business and our business.

THE PRICE OF OUR COMMON STOCK HISTORICALLY HAS BEEN VOLATILE; WE HAVE NOT PAID DIVIDENDS ON OUR COMMON STOCK.

    The market price of our common stock has historically experienced and may continue to experience high volatility. Our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. We have never declared or paid a cash dividend on our common stock. We intend to retain earnings to repay debt and to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any declaration of cash dividends in the future will depend, among other things, upon our results of operations, financial condition and capital requirements as well as general business conditions. Our credit facility also prohibits us from making dividend payments to our stockholders.

A SUBSTANTIAL PORTION OF OUR COMMON STOCK IS HELD BY A SMALL NUMBER OF INVESTORS AND CAN BE RESOLD OR IS SUBJECT TO REGISTRATION RIGHTS.

    If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market, the market price of our common stock could fall. Such sales may also make it more difficult for us to sell equity or equity-related securities in the public market in the future at a time and at a price that we deem appropriate.

    In addition, we have registered for resale the 3,250,000 shares of our common stock reserved for issuance under our stock option plan. As of November 30, 2001, options to purchase 2,853,908 shares of our common stock were outstanding and, upon exercise of these options, the underlying shares will be eligible for sale in the public market from time to time. The possible sale of a significant number of these shares may cause the price of our common stock to fall.

    In addition, some of the managers of our Affiliates have the right under some circumstances to exchange portions of their interests in our Affiliates for shares of our common stock. Some of these managers also have the right to include these shares in a registration statement filed by us under the Securities Act of 1933. By exercising their registration rights and causing a large number of shares to be sold in the public market, these holders may cause the price of our common stock to fall. In addition, any demand to include shares in our registration statements could have an adverse effect on our ability to raise needed capital.

OUR HOLDING COMPANY STRUCTURE RESULTS IN SUBSTANTIAL STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON OUR DEBT OBLIGATIONS OR TO PAY DIVIDENDS OR DISTRIBUTIONS ON OTHER SECURITIES.

    We are a holding company and, accordingly, receive substantially all of our cash, other than funds obtained through financings, from distributions and loans made to us by our Affiliates and subsidiaries. As a result, our cash flow and our ability to service our debt and to pay any dividends or other distributions to our stockholders is dependent upon the earnings of our Affiliates and subsidiaries. In addition, we are dependent on the distribution of revenues by our Affiliates and subsidiaries to us.

    Our Affiliates and subsidiaries are separate and distinct legal entities. We do not own 100% of the equity interests of our Affiliates, other than The Managers Funds LLC. Our Affiliates and subsidiaries have no obligation to pay amounts due on our debt obligations. Under the organizational documents of the Affiliates, the allocations and distributions of cash to us generally take priority over the allocations and distributions to the other owners of the Affiliates, but we cannot guarantee that our Affiliates will always make these distributions. The payment of distributions to us by our Affiliates may be subject to the claims of our Affiliates' creditors and to limitations applicable to our Affiliates under state laws governing corporations, partnerships and limited liability companies, state and federal regulatory requirements for the securities industry and bankruptcy and insolvency laws. Payments to us by our Affiliates and subsidiaries will also be contingent upon our Affiliates' and subsidiaries' earnings and business considerations.

    Our right to receive any assets of any of our Affiliates or subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of any debt instruments or other securities issued by us to participate in those assets, will be structurally subordinated to the claims of that Affiliate's or subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our Affiliates or subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our Affiliates or subsidiaries and any indebtedness of our Affiliates or subsidiaries senior to that held by us. In addition, our borrowings under our credit facility are collateralized by pledges of all of our interests in Affiliates, including all interests which are directly held by us, as well as all interests which are indirectly held by us through wholly-owned subsidiaries, which interests represent substantially all of our assets.

    As of November 30, 2001, our Affiliates and subsidiaries had debt outstanding on a consolidated basis of approximately $0.8 million, in addition to other liabilities, including trade payables, to which any of our debt obligations may be structurally subordinated as described above.

OUR CHARTER AND BY-LAWS AND DELAWARE LAW MAY IMPEDE TRANSACTIONS FAVORABLE TO OUR STOCKHOLDERS.

    Several provisions of our amended and restated certificate of incorporation, our amended and restated by-laws and Delaware law may, together or separately, prevent a transaction which is beneficial to our stockholders from occurring. These provisions may discourage potential purchasers from presenting acquisition proposals, delay or prevent potential purchasers from acquiring a controlling interest in us, block the removal of incumbent directors or limit the price that potential purchasers might be willing to pay in the future for shares of our common stock. These provisions include the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the common stock or other classes of preferred stock. We are also subject to
Section 203 of the Delaware General Corporation Law which, subject to a few exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus contain statements that are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify forward-looking statements by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "project" and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. These statements include, among other things, statements regarding our intent, belief or expectations with respect to:

    - potential investment in additional investment management firms;

    - the availability of debt and equity financing to fund investments in firms;

    - future borrowing under our credit facility;

    - interest rates and hedging contracts;

    - the impact of new accounting policies;

    - our competition and our Affiliates' competition;

    - changing conditions in the financial and securities markets; and

    - general economic conditions.

    We cannot assure the future results or outcome of the matters described in any of those statements, which merely reflect our expectations and estimates. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Some of the factors that might cause these differences include, but are not limited to, the factors described above under "Risk Factors" as well as the following:

    - changes in the securities or financial markets or in general economic conditions;

    - the availability of equity and debt financing;

    - competition for acquisitions of interests in investment management firms;

    - our ability to complete pending acquisitions; and

    - the investment performance of our Affiliates and their ability to effectively market their investment strategies.

YOU SHOULD CAREFULLY REVIEW ALL OF THESE FACTORS, AND YOU SHOULD BE AWARE THAT THERE MAY BE OTHER FACTORS THAT COULD CAUSE SUCH DIFFERENCES.

    We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. We do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

                              ACCOUNTING TREATMENT

    The net proceeds from the sale of the FELINE PRIDES will be allocated between the purchase contracts and the notes in our financial statements based on the underlying fair value of each instrument.

    The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive $25 on that purchase contract and will issue the requisite number of shares of our common stock. The $25 we receive will be credited to stockholders' equity and allocated between our common stock and additional paid-in-capital accounts.

    Before the issuance of shares of our common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that could be purchased by us in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $84.0650.

                                USE OF PROCEEDS

    The net proceeds to be received by us from this offering, after deducting the discount and estimated expenses are estimated to be approximately
$193.1 million (or approximately $222.2 million if the underwriters exercise their overallotment option in full). The aggregate net proceeds from this offering of the FELINE PRIDES will be used to reduce the $208 million of outstanding borrowings under our credit facility and for general corporate purposes. The outstanding borrowings under our credit facility currently bear interest at approximately 2.80%.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                PRO FORMA
                       ----------------------------
                        NINE MONTHS                    NINE MONTHS
                           ENDED        YEAR ENDED        ENDED        YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                       SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                           2001            2000           2001            2000           1999           1998           1997
                       -------------   ------------   -------------   ------------   ------------   ------------   ------------
Ratios...............       6.7x            8.8x           8.8x            9.3x          15.4x           6.1x           2.5x


                        YEAR ENDED
                       DECEMBER 31,
                           1996
                       ------------
Ratios...............       2.3x

    For the purpose of computing the ratios of earnings to fixed charges, earnings consist of consolidated income from continuing operations before provision for income taxes, minority interest and fixed charges, and fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest.

                                 CAPITALIZATION

    The following table sets forth our actual capitalization as of September 30, 2001, and pro forma capitalization which gives effect to (i) our recent investments in Friess Associates, LLC and Welch & Forbes, LLC and
(ii) this offering of our FELINE PRIDES and the anticipated application of the estimated net proceeds therefrom to reduce the indebtedness under our credit facility. From time to time, we may issue additional debt or equity securities. The following information should be read in conjunction with our consolidated financial statements, including the notes thereto, which are incorporated herein by reference. See "Where You Can Find More Information" in the accompanying prospectus.

                                                                SEPTEMBER 30, 2001
                                                              ----------------------
                                                               ACTUAL     PRO FORMA
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Long-term senior debt.......................................  $277,603   $   442,503
Subordinated debt...........................................       800           800
                                                              --------   -----------
Total debt..................................................  $278,403   $   443,303
                                                              ========   ===========

Stockholders' equity:
Common stock................................................  $    235   $       235
Additional paid-in-capital..................................   409,588       405,088
Accumulated other comprehensive loss........................    (1,485)       (1,485)
Retained earnings...........................................   177,902       177,902
                                                              --------   -----------
                                                               586,240       581,740
Less treasury stock, at cost................................   (51,897)      (51,897)
                                                              --------   -----------
Total stockholders' equity..................................  $534,343   $   529,843
                                                              --------   -----------
Total capitalization........................................  $812,746   $   973,146
                                                              ========   ===========

                        SUMMARY SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table sets forth a summary of our historical financial data for the periods and as of the dates presented and is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" filed by us with the SEC which are incorporated in this prospectus supplement by reference. The financial data for each of the years ended December 31, 1996 through 2000 has been derived from our audited consolidated financial statements. The financial data for the nine months ended September 30, 2001 and September 30, 2000 has been derived from our unaudited consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of our financial position and operating results for these periods have been included. Historical results are not necessarily indicative of our future results and interim period results are not necessarily indicative of the results that may be expected for the full year.

                                              NINE MONTHS ENDED
                                        -----------------------------                 YEAR ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT AS INDICATED AND  SEPTEMBER 30,   SEPTEMBER 30,   ----------------------------------------------------
PER SHARE DATA)                             2001            2000          2000       1999       1998       1997       1996
--------------------------------------  -------------   -------------   --------   --------   --------   --------   --------
                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues.............................     $297,722        $343,898      $458,708   $518,726   $238,494   $ 95,287   $ 50,384
Net income (loss)(1).................       37,389          41,870        56,656     72,188     25,551     (8,368)    (2,372)
Earnings per share--diluted..........         1.65            1.84          2.49       3.18       1.33      (1.02)     (5.49)
                                          --------        --------      --------   --------   --------   --------   --------
Average shares
  outstanding--diluted(2)............       22,684          22,763        22,749     22,693     19,223      8,236        432
                                          --------        --------      --------   --------   --------   --------   --------

OTHER FINANCIAL DATA
EBITDA(3)............................       96,805         106,023       142,378    166,801     76,312     20,044     10,524
Cash Net Income(4)...................       62,399          64,858        87,676     98,318     45,675     10,201      7,596
Cash earnings per share--diluted(5)...        2.75            2.85          3.85       4.33       2.38       1.24      17.58
                                          --------        --------      --------   --------   --------   --------   --------

                                                  AS OF
                                      -----------------------------                    AS OF DECEMBER 31,
                                      SEPTEMBER 30,   SEPTEMBER 30,   ----------------------------------------------------
                                          2001            2000          2000       1999       1998       1997       1996
                                      -------------   -------------   --------   --------   --------   --------   --------
                                               (UNAUDITED)
BALANCE SHEET DATA
Intangible assets(6)................    $648,755        $646,940      $643,470   $571,881   $490,949   $$392,573  $ 71,472
Total assets........................     948,565         814,628       793,730    909,073    605,334    456,990    101,335
Total debt..........................     278,403         182,808       151,800    175,300    213,300    160,300     40,779
Stockholders' equity(2).............     534,343         487,624       493,910    477,986    313,655    259,740     36,989
                                        --------        --------      --------   --------   --------   --------   --------

--------------------------

(1) Net income for 1996 and 1997 reflect extraordinary items of $1.0 million and $10.0 million, respectively, related to the replacement of AMG's previous credit facilities with new facilities.

(2) In connection with our initial public offering in November 1997, we raised $189 million from the sale of 8.7 million shares of common stock and
    8.0 million shares of preferred stock converted to shares of common stock. In March 1999, we raised $102.3 million from our sale of an additional
    4.0 million shares of common stock.

(3) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization and extraordinary items. We believe EBITDA may be useful to investors as an indicator of our ability to service debt, make new investments and meet working capital requirements. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, as calculated by us, may not be consistent with computations of EBITDA by other companies.

(4) For these periods, Cash Net Income represents net income plus depreciation and amortization and extraordinary items. We believe that this measure may be useful to investors as another indicator of funds available to the Company, which may be used to make new investments, repay debt obligations, repurchase shares of Common Stock or pay dividends on Common Stock. Cash Net Income is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Cash Net Income, as calculated by us, may not be consistent with computations of Cash Net Income by other companies.

(5) Cash earnings per share represents Cash Net Income divided by average shares outstanding.

(6) Intangible assets have increased with each new investment in an Affiliate. From our inception through September 30, 2001, we made investments in fifteen Affiliates.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    Our common stock is listed and traded on the New York Stock Exchange under the symbol "AMG." The following table provides, for the calendar quarters indicated, the high and low closing prices per share on the New York Stock Exchange for the periods shown below as reported on the New York Stock Exchange Composite Tape.

PERIOD                                                               HIGH           LOW
------                                                             --------       --------
1999:
First Quarter...............................................        $33.06         $24.00
Second Quarter..............................................         32.25          25.00
Third Quarter...............................................         31.38          24.88
Fourth Quarter..............................................         40.44          23.00

2000:
First Quarter...............................................        $50.00         $33.00
Second Quarter..............................................         45.50          31.38
Third Quarter...............................................         64.25          42.50
Fourth Quarter..............................................         63.63          44.19

2001:
First Quarter...............................................        $62.00         $44.00
Second Quarter..............................................         63.90          43.60
Third Quarter...............................................         71.90          55.01
Fourth Quarter (through December 17, 2001)..................         73.34          56.79

    On December 17, 2001, the last reported sale price of our common stock on the NYSE was $73.10. As of December 17, 2001, there were approximately 46 holders of record of our common stock.

    We have not declared a dividend with respect to the periods presented. We intend to retain earnings to finance investments in new Affiliates, repay indebtedness, pay interest and income taxes, repurchase our common stock when appropriate and develop our existing business. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Our credit facility also prohibits us from making dividend payments to our stockholders.

                        DESCRIPTION OF THE FELINE PRIDES

    We summarize below the principal terms of the units, which we refer to as the "FELINE PRIDES," and the purchase contracts and notes which comprise the FELINE PRIDES. The following description is not complete, and we refer you to the agreements which will govern your rights as a holder of FELINE PRIDES. See "Where You Can Find More Information" in the accompanying prospectus. In addition, to the extent that the following description is not consistent with those contained in the accompanying prospectus under "Description of Debt Securities" and "Description of Capital Stock," you should rely on this description.

    We will issue the FELINE PRIDES under the purchase contract agreement between the purchase contract agent and us. The FELINE PRIDES initially will consist of 8,000,000 Income PRIDES (9,200,000 Income PRIDES if the underwriters exercise their overallotment option in full), each with a stated amount of $25.

OVERVIEW

    Each FELINE PRIDES will have a stated amount of $25. Each FELINE PRIDES will initially consist of a unit consisting of:

    (1) a purchase contract pursuant to which the holder will agree to purchase, and we will agree to sell, for $25, a fraction of newly issued shares of our common stock on November 17, 2004, the number of which will be determined by the settlement rate described below, based on an average trading price of our common stock for a period preceding that date; and

    (2) either

    - a senior note with a principal amount of $25, on which we will pay interest quarterly at the initial annual rate of 6%, or

    - following a successful remarketing of the notes on the third business day immediately preceding August 17, 2004, or the occurrence of a tax event redemption prior to November 17, 2004, the appropriate applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities, which we refer to as the Treasury portfolio.

    "Applicable ownership interest" means, with respect to an Income PRIDES and the U.S. Treasury securities in the Treasury portfolio:

    - a 1/40th, or 2.5%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to November 15, 2004; and

    - for the scheduled interest payment date on the notes that occurs on November 17, 2004, in the case of a successful remarketing of the notes, or for each scheduled interest payment date on the notes that occurs after the tax event redemption date and on or before November 17, 2004, in the case of a tax event redemption, a 0.0375% undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to that interest payment date.

    The notes will initially be pledged to secure your obligations under the purchase contract. The purchase contracts, together with the pledged notes or, after a successful remarketing, the Treasury portfolio, are referred to in this prospectus supplement as "Income PRIDES." Each holder of Income PRIDES may elect to withdraw the pledged notes or the Treasury portfolio underlying the Income PRIDES by substituting, as pledged securities, specifically identified Treasury securities that will pay $25 on November 17, 2004, the amount due on such date under each purchase contract. If a holder of Income PRIDES elects to substitute Treasury securities as pledged securities, the pledged notes or the

Treasury portfolio will be released from the pledge agreement and delivered to the holder. The Income PRIDES would then become "Growth PRIDES." Holders of Growth PRIDES may recreate Income PRIDES by resubstituting the notes (or, after a successful remarketing, the Treasury portfolio) for the Treasury securities underlying the Growth PRIDES.

    As a beneficial owner of the FELINE PRIDES, you will be deemed to have:

    - irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such FELINE PRIDES; and

    - appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

    In addition, as a beneficial owner of the FELINE PRIDES, you will be deemed by your acceptance of the FELINE PRIDES to have agreed, for all tax purposes, to treat yourself as the owner of the related notes, or the Treasury securities, as the case may be, and to treat the notes as our indebtedness.

    At the closing of the offering of the FELINE PRIDES, the underwriters will purchase the FELINE PRIDES. The purchase price of each FELINE PRIDES will be allocated by us between the related purchase contract and the related senior note. The notes will then be pledged to the collateral agent to secure the obligations owed to us under the purchase contracts.

    We will enter into:

    - a purchase contract agreement with First Union National Bank, as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the FELINE PRIDES, the purchase contracts, the transfer, exchange or replacement of certificates representing the FELINE PRIDES and certain other matters relating to the FELINE PRIDES; and

    - a pledge agreement with First Union National Bank, as collateral agent, custodial agent and securities intermediary creating a pledge and security interest for our benefit to secure the obligations of holders of the FELINE PRIDES under the purchase contracts.

CREATING GROWTH PRIDES AND RECREATING INCOME PRIDES

    Each holder of Income PRIDES will have the ability to "strip" those Income PRIDES and take delivery of the pledged notes (or after a successful remarketing, the Treasury portfolio), creating "Growth PRIDES," and holders of Growth PRIDES will have the ability to recreate Income PRIDES from their Growth PRIDES by depositing notes (or after a successful remarketing, the Treasury portfolio) as described in more detail below. Holders who elect to create Growth PRIDES or recreate Income PRIDES will be responsible for any related fees or expenses.

    CREATING GROWTH PRIDES. Unless the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, each holder of Income PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding November 17, 2004, to substitute for the related notes held by the collateral agent zero-coupon U.S. Treasury securities (CUSIP
No. 912803AB9) maturing on November 15, 2004, which we refer to as Treasury securities, in a total principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made. This substitution will create Growth PRIDES, and the applicable notes will be released to the holder.

    Because Treasury securities are issued in multiples of $1,000, holders of the Income PRIDES may make this substitution only in integral multiples of 40 Income PRIDES. If the Treasury portfolio has

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replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, holders of Income PRIDES may make substitutions only in multiples of 8,000 Income PRIDES, at any time on or prior to the second business day immediately preceding November 17, 2004. In such a case, holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable notes.

    Each Growth PRIDES will consist of a unit with a stated amount of $25 and will contain two components:

    (1) a purchase contract pursuant to which

    - the holder will purchase from us no later than November 17, 2004, for the stated amount, a fraction of a newly issued share of our common stock equal to the settlement rate described below under "Description of the Purchase Contracts--Purchase of Common Stock," and

    (2) a 1/40th, or 2.5%, undivided beneficial ownership interest in a Treasury security that matures on November 15, 2004, and has a principal amount at maturity of $1,000.

    To create Growth PRIDES, you must:

    - deposit with the collateral agent the Treasury securities described above, which will be substituted for the pledged notes or Treasury securities underlying your Income PRIDES and pledged with the collateral agent to secure your obligation to purchase our common stock under the purchase contract;

    - transfer the Income PRIDES to the purchase contract agent; and

    - deliver a notice to the purchase contract agent stating that you have deposited the specified Treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged notes or Treasury securities underlying the Income PRIDES.

    Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged notes or Treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

    - cancel the Income PRIDES;

    - transfer to you the underlying pledged notes or Treasury securities; and

    - deliver to you the Growth PRIDES.

    Any notes released to you will be tradable separately from the resulting Growth PRIDES. Interest on the notes will continue to be payable in accordance with their terms.

    RECREATING INCOME PRIDES. Unless the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, each holder of Growth PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding November 17, 2004, to substitute for the related Treasury securities held by the collateral agent notes in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities. This substitution would create Income PRIDES, and the applicable Treasury securities would be released to the holder.

    Because Treasury securities are issued in integral multiples of $1,000, holders of Growth PRIDES may make this substitution only in integral multiples of 40 Growth PRIDES. If the Treasury portfolio has replaced the notes as a component of the income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, holders of the Growth PRIDES may make this substitution at any time on or prior to the second business day immediately preceding
November 17, 2004, but using the appropriate applicable ownership interest in the Treasury portfolio instead of notes and only in integral multiples of 8,000 Growth PRIDES.

    To recreate Income PRIDES from Growth PRIDES, you must:

    - deposit with the collateral agent:

       - if the substitution occurs prior to the remarketing of the notes, notes having an aggregate principal amount equal to the aggregate stated amount of your Growth PRIDES; and

       - if the substitution occurs after the remarketing of the notes or the occurrence of a tax event redemption, the applicable Treasury securities then constituting a part of the Income PRIDES;

       - transfer the Growth PRIDES to the purchase contract agent; and deliver a notice to the purchase contract agent stating that you have deposited the notes or Treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged Treasury securities underlying those Growth PRIDES.

    The notes or Treasury securities will be substituted for the Treasury securities underlying your Growth PRIDES and will be pledged with the collateral agent to secure your obligation to purchase our common stock under your purchase contract.

    Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged Treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

    - cancel the Growth PRIDES;

    - transfer to you the underlying Treasury securities; and

    - deliver to you the Income PRIDES.

CURRENT PAYMENTS

    If you hold Income PRIDES, you will receive payments consisting of quarterly interest payments on the notes at the annual rate of 6% of the principal amount of $25 per senior note until a successful remarketing of the notes, and a quarterly payment on November 17, 2004 from specified pledged Treasury securities, at the same annual rate as was initially paid on the notes.

    If you hold Growth PRIDES, you will not receive periodic payments on the Growth PRIDES. However, you will be required for U.S. federal income tax purposes to recognize original issue discount on the Treasury securities on a constant yield basis or acquisition discount on the Treasury securities when it is paid or accrues generally in accordance with your regular method of tax accounting.

    If you hold notes separately from the FELINE PRIDES, you will only receive the interest payment on the notes. The notes, whether held separately or as part of the FELINE PRIDES, will initially pay interest at the annual rate of 6% of the principal amount of $25 per senior note. The rate of interest on the notes will be reset for the quarterly payments payable on and after November 17, 2004, and interest payments on the notes will be made at the reset rate from the date the notes are successfully remarketed to maturity of the notes. However, if a reset rate meeting the requirements described in this prospectus supplement cannot be established, the interest rate will not be reset and will continue to be the initial annual rate of 6%, until a reset rate meeting the requirements described in this prospectus supplement can be established on a later remarketing date prior to November 17, 2004. If

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no remarketing occurs prior to that date, the initial rate will be the interest rate through maturity of the notes.

    Interest payments on the notes payable for any period will be computed
(1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Interest on the notes will accrue from December 21, 2001 and will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing February 17, 2002.

    Our obligations with respect to the notes will be unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness. See "Description of the Notes" below and "Description of Debt Securities" in the accompanying prospectus.

VOTING AND CERTAIN OTHER RIGHTS

    Holders of purchase contracts forming part of the Income PRIDES or Growth PRIDES, in their capacities as such holders, will have no voting or other rights in respect of the common stock.

LISTING OF THE SECURITIES

    The Income PRIDES have been approved for listing on the NYSE under the symbol "AMGPrI" subject to official notice of issuance. Unless and until substitution has been made as described in "--Creating Growth PRIDES" or "--Recreating Income PRIDES," neither the note nor Treasury portfolio component of an Income PRIDES nor the Treasury security component of a Growth PRIDES will trade separately from Income PRIDES or Growth PRIDES. The note or Treasury portfolio component will trade as a unit with the purchase contract component of the Income PRIDES, and the Treasury security component will trade as a unit with the purchase contract component of the Growth PRIDES. If Growth PRIDES or notes are separately traded to a sufficient extent that the applicable exchange listing requirements are met, we may endeavor to cause the Growth PRIDES or notes to be listed on the exchange on which the Income PRIDES are then listed.

MISCELLANEOUS

    We or our affiliates may from time to time, to the extent permitted by law, purchase any of the Income PRIDES, Growth PRIDES or notes which are then outstanding by tender, in the open market or by private agreement.

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                     DESCRIPTION OF THE PURCHASE CONTRACTS

PURCHASE OF COMMON STOCK

    Each purchase contract underlying a FELINE PRIDES, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and us to sell, for $25, on November 17, 2004 a number of newly issued shares of our common stock equal to the settlement rate.

    The settlement rate, which is the number of newly issued shares of our common stock issuable upon settlement of a purchase contract on November 17, 2004, will, subject to adjustment under certain circumstances as described under "--Anti-dilution Adjustments" below, be as follows:

    - If the "applicable market value" of our common stock, which is the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding November 17, 2004, is equal to or greater than the threshold appreciation price of $84.0650, which is 15% above $73.10, the settlement rate, which is equal to $25 divided by $84.0650, will be 0.2974 shares of our common stock per purchase contract.

    Accordingly, if the market price for our common stock increases to an amount that is greater than $84.0650 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be greater than $25, and if the market price equals $84.0650, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $25.

    - If the applicable market value of our common stock is less than $84.0650 but greater than $73.10, the settlement rate will be equal to $25 divided by the applicable market value of our common stock per purchase contract. Accordingly, if the market price for our common stock increases but that market price is less than $84.0650 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $25.

    - If the applicable market value of our common stock is less than or equal to $73.10, the settlement rate, which is equal to $25 divided by $73.10, will be 0.3420 shares of our common stock per purchase contract. Accordingly, if the market price for our common stock decreases to an amount that is less than $73.10 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of our common stock, will be less than $25, and if the market price equals $73.10, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $25.

    For purposes of determining the applicable market value for our common stock, the closing price of our common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the NYSE on that date. If our common stock is not listed for trading on the NYSE on any date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed, or if our common stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

    A trading day is a day on which our common stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

SETTLEMENT

    Settlement of the purchase contracts will occur on November 17, 2004, unless:

    - you have settled the related purchase contract prior to November 17, 2004 through the early delivery of cash to the purchase contract agent, in the manner described in "--Early Settlement;"

    - we are involved in a merger prior to November 17, 2004 in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement as described in "--Early Settlement" and "--Early Settlement upon Cash Merger;" or

    - an event described under "--Termination of Purchase Contracts" below has occurred.

    The settlement of the purchase contracts on November 17, 2004 will occur as follows:

    - in the case of Income PRIDES, unless the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, we will exercise our rights as a secured party to dispose of the notes in accordance with applicable law; and

    - in the case of Growth PRIDES or, in the event that the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, in the case of Income PRIDES, the principal amount of the related Treasury securities, or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase common stock under the related purchase contracts.

    In either event, our common stock will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the FELINE PRIDES, if the FELINE PRIDES are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

    Prior to the date on which shares of common stock are issued in settlement of purchase contracts, our common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the purchase contracts.

    No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable, you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the purchase contracts you are settling, times the applicable market value.

REMARKETING

    Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent and us, unless a tax event redemption has occurred, the note of Income PRIDES holders will be remarketed on the third business day immediately preceding August 17, 2004.

    The remarketing agent will use its reasonable efforts to remarket these notes at an aggregate price of approximately 100.5% of the Treasury portfolio purchase price described below. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase a Treasury portfolio consisting of:

    - interest or principal strips of U.S. Treasury securities that mature on or prior to November 15, 2004 in an aggregate amount equal to the principal amount of the notes included in Income PRIDES, and

    - interest or principal strips of U.S. Treasury securities that mature on or prior to November 15, 2004 in an aggregate amount equal to the aggregate interest payment that would be due on that date on the principal amount of the notes included in Income PRIDES if the interest rate on the notes was not reset as described in "Description of the Notes--Market Rate Reset."

The Treasury portfolio will be substituted for the notes and will be pledged to the collateral agent to secure the Income PRIDES holders' obligation to purchase our common stock under the purchase contracts.

    In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Income PRIDES holders whose notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

    As used in this context, "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding August 17, 2004 for the purchase of the Treasury portfolio described above for settlement on August 17, 2004.

    "Quotation Agent" means Merrill Lynch Government Securities, Incorporated or its successor or any other primary U.S. government securities dealer in New York City selected by us.

    If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related notes, other than to us, at a price equal to or greater than 100% of the Treasury portfolio purchase price, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, the note will continue to be a component of Income PRIDES, and another remarketing may be attempted as described below.

    If the remarketing of the notes on the third business day preceding
August 17, 2004 has resulted in a failed remarketing, and unless a tax event redemption has occurred, the notes of Income PRIDES holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding November 17, 2004 of their intention to settle the related purchase contracts with separate cash will be remarketed on the third business day immediately preceding November 17, 2004.

    The remarketing agent will then use its reasonable efforts to remarket these notes at a price of approximately 100.5% of the aggregate principal amount of the notes. The portion of the proceeds from this remarketing equal to the aggregate principal amount of the notes will be automatically applied to satisfy in full the Income PRIDES holders' obligations to purchase common stock.

    In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of the remarketed notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Income PRIDES holders whose notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

    If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related notes, other than to us, at a price equal to or greater than 100% of the aggregate principal amount of the notes, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, we will exercise our rights as a secured party to dispose of the notes in accordance with applicable law and satisfy in full each holder's obligation to purchase common stock under the related purchase contracts.

    We will cause a notice of any failed remarketing to be published on the second business day immediately preceding August 17, 2004 or November 17, 2004, as applicable, by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. In addition, we will request, not later than seven nor more than 15 calendar days prior to a remarketing date, that the depositary notify its participants holding notes, Income PRIDES and Growth PRIDES of the remarketing, including, in the case of a second failed remarketing, the procedures that must be followed if a note holder wishes to exercise its right to put its note to us as described in this prospectus supplement. If required, we will endeavor to ensure that a registration statement with regard to the full amount of the notes to be remarketed will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent.

EARLY SETTLEMENT

    A holder of Income PRIDES may settle the related purchase contracts (unless a tax event redemption has occurred) on or prior to the fifth business day immediately preceding November 17, 2004 by presenting and surrendering the FELINE PRIDES certificate evidencing those Income PRIDES at the offices of the purchase contract agent provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the common shares to be delivered in respect of the purchase contracts being settled. The holder should also present the form of election to settle early on the reverse side of that certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to $25 times the number of purchase contracts being settled. However, if a tax event redemption has occurred prior to November 17, 2004 and the applicable ownership of the Treasury portfolio has become a component of the Income PRIDES, holders of those Income PRIDES may settle early only in integral multiples of 40 Income PRIDES, and the related appropriate applicable ownership interest of the Treasury portfolio, at any time on or prior to the second business day immediately preceding November 17, 2004.

    A holder of Growth PRIDES may settle the related purchase contracts on or prior to the second business day immediately preceding November 17, 2004 by presenting and surrendering the FELINE PRIDES certificate evidencing the Growth PRIDES at the offices of the purchase contract agent with the form of election to settle early on the reverse side of that certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to $25 times the number of purchase contracts being settled provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the common shares to be delivered in respect of the purchase contracts being settled and provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement process. Growth PRIDES holders may settle early only in integral multiples of 40 Growth PRIDES.

    So long as the FELINE PRIDES are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

    Upon early settlement of the purchase contracts related to any Income PRIDES or Growth PRIDES:

    (a) as a holder of FELINE PRIDES, you will receive 0.2974 shares of common stock per Income PRIDES or Growth PRIDES, regardless of the market price of the common stock on the date of the early settlement. The number of shares of common stock in both cases will be subject to adjustment under the circumstances described in "--Anti-dilution Adjustments" below; and

    (b) the notes, the applicable ownership interest of the Treasury portfolio or the Treasury securities, related to the Income PRIDES or Growth PRIDES, as applicable, will then be transferred to you free and clear of our security interest.

    If the purchase contract agent receives a FELINE PRIDES certificate, accompanied by the completed election to settle early form and the requisite amount of immediately available funds, from you by 5:00 p.m., New York City time, on a business day, that day will be considered the early settlement date. If the purchase contract agent receives those documents after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date.

    Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the FELINE PRIDES certificate evidencing the related Income PRIDES or Growth PRIDES and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Income PRIDES or Growth PRIDES, we will cause the shares of common stock being purchased to be issued, and the related notes or, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, securing those purchase contracts to be released from the pledge under the pledge agreement and transferred, within three business days following the settlement date, to you or your designee.

EARLY SETTLEMENT UPON CASH MERGER

    Prior to the settlement date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then on or after the date of the cash merger, each holder of the FELINE PRIDES will have the right to accelerate and settle the related purchase contract at the settlement rate in effect immediately before the cash merger, provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the common shares to be delivered in respect of the purchase contracts being settled. We refer to this right as the "merger early settlement right." We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be 10 days after the date of the notice by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, on or one business day before the early settlement date, the certificate evidencing your FELINE PRIDES, if the FELINE PRIDES are held in certificated form and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time. You will also receive the notes or Treasury securities or applicable ownership interest in the Treasury portfolio underlying the FELINE PRIDES. If you do not elect to exercise your merger early

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settlement right, your FELINE PRIDES will remain outstanding and subject to normal settlement on the settlement date. We have agreed that, if required under the U.S. federal securities laws, we will use commercially reasonable efforts to
(1) have in effect a registration statement covering the common shares to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

NOTICE TO SETTLE WITH CASH

    Unless the Treasury securities have replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, a holder of Income PRIDES may settle the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding November 17, 2004. A holder of a Income PRIDES wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Income PRIDES certificate evidencing the Income PRIDES at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding November 17, 2004. If a holder who has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding
November 17, 2004, such holder will be deemed to have directed us to retain the related senior note in full satisfaction of the holder's obligation to purchase shares of our common stock under the related purchase contracts.

ANTI-DILUTION ADJUSTMENTS

    The formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

    (a) issuances of our common stock as a dividend or distribution to all holders of our common stock;

    (b) the issuance to all holders of our common stock of rights, warrants or options, other than pursuant to any dividend reinvestment plans, entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the current market price at the time of announcement of such issuance;

    (c) subdivisions, splits and combinations of our common stock;

    (d) distributions to all holders of our common stock of our evidences of indebtedness, shares of capital stock, securities, cash or property, excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash;

    (e) distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, together with other all-cash distributions made within the preceding 12 months exceeds 5% of our aggregate market capitalization on the date of that distribution; the aggregate market capitalization being the product of the current market price of the common stock multiplied by the number of shares of common stock then outstanding; and

    (f) the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock which involves an aggregate consideration that, together with

       - any cash and the fair market value of consideration payable in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, and

       - the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the expiration of the tender or exchange offer.

    The current market price per share of common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring that computation. For purposes of this paragraph, the term "ex" date, when used with respect to any issuance or distribution, shall mean the first date on which the common stock trades regular way on that exchange or in that market without the right to receive the issuance or distribution.

    The formula for determining the settlement rate will not be adjusted for other events, such as an offering of our common stock for cash, or in connection with acquisitions.

    In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which our common stock is converted into the right to receive securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Income PRIDES or Growth PRIDES, become a contract to purchase only the kind and amount of securities, cash and property receivable upon consummation of the transaction by a holder of the number of shares of common stock which would have been received by the holder of the related Income PRIDES or Growth PRIDES immediately prior to the date of consummation of that transaction if that holder had then settled that purchase contract.

    If at any time (1) we make a distribution of property to our common stockholders which would be taxable to those stockholders as a dividend for United States federal income tax purposes, which includes generally distributions of our evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock and (2) according to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may give rise to a taxable dividend to holders of FELINE PRIDES.

    In addition, we may make increases to the settlement rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend, distribution of capital stock, distribution of rights to acquire capital stock or from any event treated similarly for income tax purposes or for any other reasons.

    Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate shall be required unless that adjustment would require an increase or decrease of at least one percent in the settlement rate. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made but for its failure to exceed the percentage threshold.

    We will be required to provide an officer's certificate to the purchase contract agent setting forth the adjusted settlement rate and its calculation and, within ten business days following the adjustment of the settlement rate, to provide written notice to the holders of FELINE PRIDES of the occurrence of that event and a statement specifying in reasonable detail the method by which the adjustment to the settlement rate was determined and the revised settlement rate.

    Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

    The notes or Treasury securities underlying the FELINE PRIDES will be pledged to the collateral agent for our benefit. Under the pledge agreement, the pledged securities will secure the obligations of holders of FELINE PRIDES to purchase our common stock under the purchase contract. A holder of a FELINE PRIDES cannot separate or separately transfer the purchase contract from the pledged securities underlying the FELINE PRIDES. Your rights to the pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the FELINE PRIDES from the pledge arrangement except:

    - to substitute specified Treasury securities for the related pledged notes or other pledged Treasury securities upon creation of a Growth PRIDES;

    - to substitute notes or specified Treasury securities for the related pledged Treasury securities upon the recreation of a Income PRIDES;

    - upon delivering specified Treasury securities when electing not to participate in a remarketing; or

    - upon the termination or early settlement of the purchase contracts.

    Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

    - unless the Treasury portfolio has replaced the notes as a component of the Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, each holder of FELINE PRIDES that include notes will retain ownership of the notes and will be entitled through the purchase contract agent and the collateral agent to all of the rights of a holder of the notes, including interest payments, voting, redemption and repayment rights; and

    - unless the Treasury portfolio has replaced the notes as a component of the Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, each holder of FELINE PRIDES that include Treasury securities will retain ownership of the Treasury securities.

    We will have no interest in the pledged securities other than our security interest.

TERMINATION OF PURCHASE CONTRACTS

    The purchase contracts, our related rights and obligations and those of the holders of the FELINE PRIDES, including obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

    Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any Treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the federal bankruptcy code, a delay in the release of the pledged notes or Treasury securities may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

THE PURCHASE CONTRACT AGREEMENT

    Distributions on the FELINE PRIDES will be payable, purchase contracts will be settled and transfers of the FELINE PRIDES will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the FELINE PRIDES do not remain in book-entry form, payment of distributions on the FELINE PRIDES may be made, at our option, by check mailed to the address of the persons shown on the FELINE PRIDES register.

    If any quarterly payment date or November 17, 2004 is not a business day, then any payment required to be made on that date must be made on the next business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay), except that if the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to be closed.

    If your FELINE PRIDES are held in certificated form and you fail to surrender the certificate evidencing your FELINE PRIDES to the purchase contract agent on November 17, 2004, the shares of our common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

    If your FELINE PRIDES are held in certificated form and (1) the purchase contracts have terminated prior to November 17, 2004, (2) the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and (3) you fail to surrender the certificate evidencing your FELINE PRIDES to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

    The purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

    No service charge will be made for any registration of transfer or exchange of the FELINE PRIDES, except for any applicable tax or other governmental charge.

MODIFICATION

    The purchase contract agreement, the pledge agreement and the purchase contracts may be amended with the consent of the holders of a majority of the FELINE PRIDES at the time outstanding. However, no modification may, without the consent of the holder of each outstanding FELINE PRIDES affected by the modification:

    - change any payment date;

    - change the amount or type of pledged securities required to be pledged to secure obligations under the FELINE PRIDES, impair the right of the holder of any FELINE PRIDES to receive distributions on the pledged securities underlying the FELINE PRIDES or otherwise adversely affect the holder's rights in or to the pledged securities;

    - change the place or currency of payment for any amounts payable in respect of the FELINE PRIDES, increase any amounts payable by holders in respect of the FELINE PRIDES or decrease any other amounts receivable by holders in respect of the FELINE PRIDES;

    - impair the right to institute suit for the enforcement of any purchase contract;

    - reduce the number of shares of common stock purchasable under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase contract, change November 17, 2004 or otherwise adversely affect the holder's rights under any purchase contract; or

    - reduce the above stated percentage of outstanding FELINE PRIDES the consent of whose holders is required for the modification or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

    We will agree in the purchase contract agreement that we will not (1) merge with or into or consolidate with any other entity or (2) sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, firm or corporation other than, with respect to clause (2), a direct or indirect wholly-owned subsidiary of Affiliated Managers Group, unless:

    - we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or any state or the District of Columbia;

    - the successor entity expressly assumes its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts and the remarketing agreement; and

    - we or such corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of our or its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

TITLE

    We, the purchase contract agent and the collateral agent may treat the registered holder of any FELINE PRIDES as the absolute owner of those Income PRIDES for the purpose of making payment and settling the related purchase contracts and for all other purposes.

GOVERNING LAW

    The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SYSTEM

    The Depository Trust Company ("DTC") will act as securities depositary for the FELINE PRIDES. The FELINE PRIDES will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global security certificates, representing the total aggregate number of FELINE PRIDES, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

    The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the FELINE PRIDES so long as the FELINE PRIDES are represented by global security certificates.

    The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial

Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934.

    The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the SEC.

    No FELINE PRIDES represented by global security certificates may be exchanged in whole or in part for FELINE PRIDES registered, and no transfer of global security certificates will be made in whole or in part for FELINE PRIDES registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act as required by the purchase contract agreement or there is a continuing default by us in respect of our obligations under one or more purchase contracts, the indenture, the purchase contract agreement, the notes, the FELINE PRIDES, the pledge agreement or any other principal agreements or instruments executed in connection with this offering. All FELINE PRIDES represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

    As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all FELINE PRIDES represented by those certificates for all purposes under the FELINE PRIDES and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the FELINE PRIDES represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of FELINE PRIDES certificates in exchange and will not be considered to be owners or holders of the global security certificates or any FELINE PRIDES represented by those certificates for any purpose under the FELINE PRIDES or the purchase contract agreement. All payments on the FELINE PRIDES represented by the global security certificates and all related transfers and deliveries of notes, Treasury securities and common stock will be made to the depositary or its nominee as their holder.

    Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

    Procedures for settlement of purchase contracts on November 17, 2004 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

    Neither we or any of our agents, nor the purchase contract agent or any of its agents, will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.

    The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

REPLACEMENT OF FELINE PRIDES CERTIFICATES

    If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the FELINE PRIDES agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

    We, however, are not required to issue any certificates representing FELINE PRIDES on or after November 17, 2004 or after the purchase contracts have terminated. In place of the delivery of a replacement certificate following November 17, 2004, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the purchase contracts included in the FELINE PRIDES evidenced by the certificate, or, if the purchase contracts have terminated prior to November 17, 2004, transfer the pledged securities related to the FELINE PRIDES evidenced by the certificate.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

    First Union National Bank will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of FELINE PRIDES from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement and the purchase contracts, or the pledged securities.

    The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent would be effective upon the appointment of a successor.

    The purchase contract agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

INFORMATION CONCERNING THE COLLATERAL AGENT

    First Union National Bank will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the FELINE PRIDES except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

    The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

    The collateral agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

MISCELLANEOUS

    The purchase contract agreement will provide that we will pay all fees and expenses related to:

    - the offering of the FELINE PRIDES;

    - the retention of the collateral agent;

    - the enforcement by the purchase contract agent of the rights of the holders of the FELINE PRIDES; and

    - with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of our common stock upon settlement of the purchase contracts.

    Should you elect to create Growth PRIDES or recreate Income PRIDES, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

                            DESCRIPTION OF THE NOTES

    The notes are to be issued under our indenture, as supplemented by a supplemental indenture, each dated December 21, 2001, between us and First Union National Bank, as trustee. The indenture and supplemental indenture are together referred to herein as the "indenture." A copy of the indenture is on file with the SEC and may be obtained by accessing the Internet address provided or contacting us as described under "Where You Can Find More Information" in the accompanying prospectus. The following description is qualified in its entirety by reference to the provisions of the indenture. You should read the indenture carefully to fully understand the terms of the notes.

    Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indenture have the meanings used in the indenture.

GENERAL

    The notes will mature on November 17, 2006. The notes will pay interest, until August 17, 2004 at the annual rate of 6%, on each February 17, May 17, August 17 and November 17, commencing February 17, 2002. If the notes are successfully remarketed, they will pay interest at the reset rate from the date on which they are successfully remarketed until they mature on November 17, 2006. If the remarketing agent cannot establish a reset rate meeting the requirements described under "Description of the FELINE PRIDES--Remarketing," the remarketing agent will not reset the interest rate on the notes and the reset rate will continue to be the initial annual rate of 6%, until the remarketing agent can establish such a reset rate on a later remarketing date prior to November 17, 2004. The notes are not redeemable prior to their stated maturity except as described below.

    The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

    The notes will be issued in denominations of $25 and integral multiples thereof.

    The notes will not have the benefit of a sinking fund.

    Payment of the principal and interest on the notes will rank equally with all of our other unsecured and unsubordinated debt. As of November 30, 2001, we had approximately $227.8 million of indebtedness that would have ranked equally with the notes.

    The indenture does not limit the amount of additional indebtedness that we or any of our subsidiaries may incur. The notes will be our exclusive obligations. Since our operations are partially conducted through subsidiaries, the cash flow and the consequent ability to service debt, including our notes, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon other payments of funds by those subsidiaries to, us.

    Any right of Affiliated Managers Group to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the resulting right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Affiliated Managers Group is itself recognized as a creditor of such subsidiary, in which case our claims would be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. As of November 30,

2001, our Affiliates and subsidiaries had debt outstanding of approximately $0.8 million on a consolidated basis, in addition to other liabilities.

    We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes would be consolidated and form a single series of notes.

REMARKETING

    The notes will be remarketed as described under "Description of the FELINE PRIDES--Remarketing."

MARKET RATE RESET

    The reset rate will be equal to the sum of the reset spread and the rate of interest on the applicable benchmark Treasury in effect on the third business day immediately preceding August 17, 2004 or November 17, 2004, as the case may be, and will be determined by the reset agent. In the case of a reset on the third business day immediately preceding August 17, 2004, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for the notes included in Income PRIDES to have an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price described under "Description of the Purchase Contracts--Remarketing." In the case of a reset on the third business day immediately preceding
November 17, 2004, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for each note to have an approximate market value of 100.5% of the principal amount of the note. The reset rate will in no event exceed the maximum rate permitted by applicable law.

    The "applicable benchmark Treasury" means direct obligations of the United States, as agreed upon by us and the reset agent (which may be obligations traded on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the notes, which will be two years or two and one-quarter years as applicable. The rate for the applicable benchmark Treasury will be the bid side rate displayed at 10:00 A.M., The City of New York time, on the third business day immediately preceding August 17, 2004 or November 17, 2004, as applicable, in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the reset agent (after consultation with us), no longer an appropriate system from which to obtain the rate, such other nationally recognized quotation system as, in the opinion of the reset agent (after consultation with us), is appropriate). If this rate is not so displayed, the rate for the applicable benchmark Treasury will be, as calculated by the reset agent, the yield to maturity for the applicable benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 days or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 A.M., The City of New York time, on the third business day immediately preceding August 17, 2004 or November 17, 2004, as applicable, of three leading United States government securities dealers selected by the reset agent (after consultation with us) (which may include the reset agent or an affiliate thereof). It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the reset agent.

    On the tenth business day immediately preceding August 17, 2004 or November 17, 2004, the applicable benchmark Treasury to be used to determine the reset rate on the third business day prior to August 17, 2004 or November 17, 2004, as applicable, will be selected, and the reset spread to be added to the rate on the applicable benchmark Treasury in effect on the third business day immediately preceding August 17, 2004 or November 17, 2004, as applicable, will be established by the reset agent, and the reset spread and the applicable benchmark Treasury will be announced by us (the "reset announcement date"). We will cause a notice of the reset spread and the applicable benchmark Treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. We will request, not later than seven nor more than 15 calendar days prior to the reset announcement date, that the depositary notify its participants holding notes, Income PRIDES or Growth PRIDES of the reset announcement date and of the procedures that must be followed if any owner of Income PRIDES wishes to settle the related purchase contract with cash on the business day immediately preceding November 17, 2004.

OPTIONAL REMARKETING

    On or prior to the fifth business day immediately preceding August 17, 2004, in the case of the remarketing to be conducted on the third business day preceding August 17, 2004, or November 17, 2004, in the case of the remarketing, if any, to be conducted on the third business day preceding November 17, 2004, but no earlier than the payment date immediately preceding August 17, 2004 or November 17, 2004, as applicable, holders of notes that are not components of Income PRIDES may elect to have their notes remarketed in the same manner as notes that are components of Income PRIDES by delivering their notes along with a notice of this election to the collateral agent. The collateral agent will hold the notes in an account separate from the collateral account in which the pledged securities will be held. Holders of notes electing to have their notes remarketed will also have the right to withdraw the election on or prior to the fifth business day immediately preceding August 17, 2004 or November 17, 2004, as applicable.

PUT OPTION UPON A FAILED REMARKETING

    If the remarketing of the notes on the third business day immediately preceding November 17, 2004 has occurred and has resulted in a failed remarketing, holders of notes following November 17, 2004 will have the right to put the notes to us on December 31, 2004, upon at least three business days' prior notice, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any.

TAX EVENT REDEMPTION

    If a tax event occurs and is continuing, we may, at our option, redeem the notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each senior note, the redemption amount referred to below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on notes which are due and payable on or prior to a redemption date will be payable to holders of the notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, we exercise our option to redeem the notes, the proceeds of the redemption will be payable in cash to the holders of the notes. If the tax event redemption occurs prior to a successful remarketing of the notes, the redemption price for the notes forming part of Income PRIDES at the time of the tax event redemption will be distributed to the collateral agent, who in turn will purchase the applicable Treasury portfolio described below on behalf of the holders of Income PRIDES and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The Treasury portfolio will be substituted for corresponding notes and will be pledged to the collateral agent to secure the obligations of the holders of the Income PRIDES to purchase shares of our common stock under the purchase contracts.

    "Tax event" means the receipt by Affiliated Managers Group of an opinion of nationally recognized tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest payable by us on the notes on the next interest payment date would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of any such law or regulations by any legislative body, court, governmental agency or regulatory authority or any

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official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change, or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

    If a tax event redemption occurs prior to a successful remarketing of the notes, the Treasury portfolio to be purchased on behalf of the holders of the Income PRIDES will consist of interest or principal strips of U.S. Treasury securities which mature on or prior to November 17, 2004 in an aggregate amount equal to the aggregate principal amount of the notes included in the Income PRIDES and with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date and on or before November 17, 2004, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the notes on that date if the interest rate of the notes were not reset on the applicable reset date. These Treasury securities are non-callable by us.

    Solely for purposes of determining the Treasury portfolio purchase price in the case of a tax event redemption date occurring prior to a successful remarketing of the notes, "Treasury portfolio" shall mean a portfolio of zero-coupon U.S. Treasury securities consisting of principal or interest strips of U.S. Treasury securities that mature on or prior to November 17, 2004 in an aggregate amount equal to the aggregate principal amount of the notes outstanding on the tax event redemption date and with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date and no later than November 17, 2004, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the notes outstanding on the tax event redemption date.

    "Redemption amount" means in the case of a tax event redemption occurring prior to a successful remarketing of the notes, for each senior note the product of the principal amount of the note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of notes included in Income PRIDES, and in the case of a tax event redemption date occurring after a successful remarketing of the notes, the par value of the notes.

    "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio for settlement on the tax event redemption date.

    "Quotation agent" means Merrill Lynch Government Securities, Incorporated, or its successor or any other primary U.S. government securities dealer in The City of New York selected by us.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the notes. In the event any notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the notes to be redeemed.

BOOK-ENTRY AND SETTLEMENT

    Notes that are released from the pledge following substitution or early settlement will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of the depositary or its nominee. Except as provided below and except upon recreation of Income PRIDES, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders (as defined in the

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indenture) thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

    The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

    In the event that

    - the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

    - the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

    - we determine in our sole discretion that we will no longer have debt securities represented by global securities or permit any the global security certificates to be exchangeable or an event of default under the indenture has occurred and is continuing, certificates for the notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

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                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of the FELINE PRIDES, notes, Treasury securities and common stock acquired under a purchase contract. Unless otherwise stated, this summary deals only with FELINE PRIDES, notes, Treasury securities and common stock held as capital assets (generally, assets held for investment) by holders that are U.S. persons (defined below) that purchase FELINE PRIDES upon original issuance. The tax treatment of a holder may vary depending on such holder's particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organizations, foreign taxpayers, regulated investment companies, persons holding FELINE PRIDES, notes, or shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, OWNING, AND DISPOSING OF THE FELINE PRIDES OR NOTES OR COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

    No statutory, administrative or judicial authority directly addresses the treatment of FELINE PRIDES or instruments similar to FELINE PRIDES for United States federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein.

    For purposes of this summary, the term "U.S. person" means (1) a person who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation, regardless of its source, or
(4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or
(b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

FELINE PRIDES

    ALLOCATION OF PURCHASE PRICE. Your acquisition of an Income PRIDE will be treated as an acquisition of a unit consisting of two components, the note and the purchase contract constituting such Income PRIDE. The purchase price of each Income PRIDE will be allocated between the two components in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the note and the purchase contract. We will report the fair market value of each note as $25 and the fair market value of each purchase contract as $0. This position will be binding upon you (but not on the IRS) unless you explicitly disclose a contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which a FELINE PRIDES is acquired. Thus, absent such disclosure, you should allocate the purchase price for a FELINE PRIDES in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes.

    OWNERSHIP OF NOTES OR TREASURY SECURITIES. You will be treated as owning the notes or Treasury securities constituting a part of the Income PRIDES or Growth PRIDES, respectively, for United States federal income tax purposes. We and, by virtue of your acquisition of FELINE PRIDES, you,

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agree to treat the notes or Treasury securities constituting a part of the
FELINE PRIDES as owned by you for United States federal income tax purposes, and the remainder of this summary assumes such treatment. The United States federal income tax consequences of owning the notes or Treasury securities are discussed below (see "--Notes," "--Treasury Securities" and "--Tax Event Redemption of Notes").

    SALES, EXCHANGES OR OTHER TAXABLE DISPOSITIONS OF FELINE PRIDES. If you sell, exchange or otherwise dispose of FELINE PRIDES in a taxable disposition (collectively, a "disposition"), you will be treated as having sold, exchanged or disposed of each of the purchase contract and the notes, the Treasury portfolio or the Treasury securities, that constitute such FELINE PRIDES, and the proceeds realized on such disposition would be allocated among the purchase contract and the notes, the Treasury portfolio or the Treasury securities in proportion to their respective fair market values. As a result, you generally will recognize gain or loss equal to the difference between the portion of the proceeds received by you which are allocable to the purchase contract and the notes, the Treasury portfolio or Treasury securities, as the case may be, and your adjusted tax bases in the purchase contract and the notes, the Treasury portfolio or Treasury securities, except to the extent that you are treated as receiving an amount with respect to accrued but unpaid interest on the Treasury portfolio, which amount will be treated as ordinary interest income to the extent not previously included in income. In the case of the purchase contract, the Treasury portfolio and Treasury securities, such gain or loss will generally be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if you held such FELINE PRIDES for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of the notes are summarized under "--Notes--Sales, Exchanges or Other Taxable Dispositions of Notes."

    If the disposition of a FELINE PRIDES occurs when the purchase contract has negative value, you should be considered to have received additional consideration for the notes, Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from your obligation under the purchase contract. Because, as discussed below, any gain on the disposition of notes prior to the purchase contract settlement date generally will be treated as ordinary interest income for United States federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. You should consult your tax advisor regarding a disposition of a FELINE PRIDES at a time when the purchase contract has negative value.

NOTES

    The discussion in this section will apply to you if you hold Income PRIDES or notes.

    CLASSIFICATION OF THE NOTES. In connection with the issuance of the notes, Goodwin Procter LLP, our counsel, will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the notes will be classified as indebtedness for United States federal income tax purposes. We and, by virtue of your acquisition of Income PRIDES, you, agree to treat the notes as indebtedness of us for all United States federal income tax purposes.

    ORIGINAL ISSUE DISCOUNT. Because of the manner in which the interest rate on the notes is reset, the notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the applicable Treasury Regulations. We intend to treat the notes as such, and the remainder of this discussion assumes that the notes will be so treated for United States federal income tax purposes. As discussed more fully below, the effects of applying such method will be (1) to require you, regardless of your usual method for tax accounting, to use an accrual method with respect to the notes, (2) for all accrual periods through August 17, 2004

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and possibly for accrual periods thereafter, to require you to accrue interest income in excess of interest payments actually received and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other disposition of the notes. See "--Sale, Exchange or Other Taxable Dispositions of Notes."

    You will be required to accrue original issue discount on a constant yield to maturity basis based on the "comparable yield" of the notes. The comparable yield of the notes will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the notes (which rate will exceed the current interest payments on the notes). We have determined that the comparable yield is 7.1% and the projected payments for the notes per $25 of principal amount are $0.23 on February 17, 2002, $0.38 for each subsequent quarter ending on or prior to August 17, 2004 and $0.53 for each quarter ending after August 17, 2004. We have also determined that the projected payment for the notes, per $25 of principal amount, at the maturity date is $25.53 (which includes the stated principal amount of the notes as well as the final projected interest payment). The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note (adjusted for the length of the accrual period) by the note's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above, the adjusted issue price of each note, per $25 of principal amount, at the beginning of the first accrual period will be $25, and the adjusted issue price of each note at the beginning of each subsequent accrual period will be equal to $25, increased by any original issue discount previously accrued by you on such note and decreased by the amount of any projected payments on such note through such date. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that you hold the note.

    If after August 17, 2004, the remaining amounts of principal and interest payable on the notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by you as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

    You are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. If you decide to use your own comparable yield and projected payment schedule, you must explicitly disclose this fact and the reason that you have used your own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to your timely filed United States federal income tax return for the taxable year that includes the date of your acquisition of the note.

    The foregoing comparable yield and projected payment schedule is supplied by us solely for computing income under the noncontingent bond method for United States federal income tax purposes and does not constitute a projection or representation as to the amounts that you will actually receive as a result of owning notes or Income PRIDES.

    ADJUSTMENT TO TAX BASIS IN NOTES. Your tax basis in a note will be increased by the amount of original issue discount included in income with respect to the note and decreased by the amount of projected payments with respect to the note through the computation date

    SALES, EXCHANGES OR OTHER TAXABLE DISPOSITIONS OF NOTES. You will recognize gain or loss on a disposition of a note (including a redemption for cash or the remarketing thereof) in an amount equal to the difference between the amount realized by you on the disposition of the note and your adjusted tax basis in such note. Selling expenses incurred by you, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by you upon a disposition of a note. Gain recognized on the disposition of a note prior to the purchase contract settlement date will be treated as ordinary interest income. Loss recognized on the disposition of a note prior to the purchase contract settlement date will be treated as ordinary loss to the extent of your prior inclusions of original issue

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discount on the note. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of a note on or after the purchase contract settlement date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the note over the total remaining payments set forth on the projected payment schedule for the note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

TREASURY SECURITIES

    The discussion in this section will apply to you if you hold Growth PRIDES or Treasury securities.

    ORIGINAL ISSUE DISCOUNT. If you hold Growth PRIDES, you will be required to treat your ownership interest in the Treasury securities comprising a Growth PRIDES as an interest in a bond that was originally issued on the date you acquired the Treasury securities. Any such Treasury securities that are owned or treated as owned by you will have OID equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. You will be required to include such OID in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of your method of tax accounting and in advance of the receipt of cash attributable to such OID. Your adjusted tax basis in the Treasury securities will be increased by the amounts of such OID included in your gross income.

    SALES, EXCHANGES OR OTHER TAXABLE DISPOSITIONS OF TREASURY SECURITIES. As discussed below, in the event that you obtain the release of Treasury securities by delivering notes to the collateral agent, you generally will not recognize gain or loss upon such substitution. You will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by you on such disposition and your adjusted tax basis in the Treasury securities. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if you held such Treasury securities for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

PURCHASE CONTRACTS

    ACQUISITION OF COMMON STOCK UNDER A PURCHASE CONTRACT. You generally will not recognize gain or loss on the purchase of common stock under a purchase contract, except with respect to any cash paid to you in lieu of a fractional share of common stock. Your aggregate initial tax basis in the common stock received under a purchase contract should generally equal the purchase price paid for such common stock, plus your adjusted tax basis in the purchase contract (if any), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

    OWNERSHIP OF COMMON STOCK ACQUIRED UNDER THE PURCHASE CONTRACT. Any distribution on common stock paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by you when received. Any such dividend will be eligible for the dividends received deduction if you are an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

    Upon a disposition of common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the common stock. Such capital

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gain or loss generally will be long-term capital gain or loss if you held such common stock for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

    EARLY SETTLEMENT OF PURCHASE CONTRACT. You will not recognize gain or loss on the receipt of your proportionate share of notes, Treasury securities or the Treasury portfolio upon early settlement of a purchase contract, and you will have the same adjusted tax basis in such notes, Treasury securities or the Treasury portfolio as before such early settlement.

    TERMINATION OF PURCHASE CONTRACT. If a purchase contract terminates, you will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and your adjusted tax basis (if any) in the purchase contract at the time of such termination. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if you held such purchase contract for more than one year immediately prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A holder will not recognize gain or loss on the receipt of such holder's proportionate share of the notes, Treasury securities or Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis in such notes, Treasury securities or Treasury portfolio as before such distribution.

    ADJUSTMENT TO SETTLEMENT RATE. You might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of FELINE PRIDES in our assets or earnings and profits is increased and
(2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash related thereto.

SUBSTITUTION OF TREASURY SECURITIES TO CREATE OR RECREATE GROWTH PRIDES

    If you hold Income PRIDES and deliver Treasury securities to the collateral agent in substitution for notes, you generally will not recognize gain or loss upon your delivery of such Treasury securities or your receipt of the notes. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to such Treasury securities and notes, and your adjusted tax bases in the Treasury securities, the notes and the purchase contract will not be affected by such delivery and release.

SUBSTITUTION OF NOTES TO RECREATE INCOME PRIDES

    If you hold Growth PRIDES and deliver notes to the collateral agent in substitution for Treasury securities, you generally will not recognize gain or loss upon your delivery of such notes or your receipt of the Treasury securities. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to such Treasury securities and notes, and your adjusted tax bases in the Treasury securities, the notes and the purchase contract will not be affected by such delivery and release.

REMARKETING AND TAX EVENT REDEMPTION OF NOTES

    A remarketing or tax event redemption will be a taxable event for holders of notes which will be subject to tax in the manner described under "Notes--Sales, Exchanges or Other Taxable Dispositions of Notes."

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    OWNERSHIP OF TREASURY PORTFOLIO.  In the event of a remarketing of the notes on the third business day preceding August 17, 2004 or a tax event redemption prior to the purchase contract settlement date, we and, by virtue of your acquisition of Income PRIDES, you, agree to treat the Treasury portfolio constituting a part of your Income PRIDES as owned by you for United States federal income tax purposes. In such a case, you will be required to include in income any amount earned on such pro rata portion of the Treasury portfolio for all United States federal income tax purposes. The remainder of this summary assumes that holders of Income PRIDES will be treated as the owners of the applicable ownership interest of the Treasury portfolio constituting a part of such Income PRIDES for United States federal income tax purposes.

    INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT. The Treasury portfolio will consist of stripped U.S. Treasury securities. Following a remarketing of the notes on the third business day preceding August 17, 2004 or a tax event redemption prior to purchase contract settlement date, you will be required to treat your pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has OID equal to your pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the value of the U.S. Treasury securities at the time the collateral agent acquires them on behalf of holders of Income PRIDES. You will be required to include such OID (other than OID on short-term U.S. Treasury securities as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of your method of accounting. The portion of each scheduled interest payment to you in respect of the Treasury portfolio which exceeds the amount of such OID will be treated as a return of your investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

    In the case of any U.S. Treasury security with a maturity of one year or less from the date of its issue (a "short-term U.S. Treasury Security"), you will generally be required to include OID in income as it accrues only if you are an accrual basis taxpayer. If you are an accrual basis taxpayer, you would generally accrue such OID on a straight-line basis, unless you make an election to accrue such OID on a constant yield to maturity basis.

    TAX BASIS OF THE TREASURY PORTFOLIO. The initial tax basis of your applicable ownership interest in the Treasury portfolio will equal your pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. Your adjusted tax basis in the Treasury portfolio will be increased by the amount of OID included in income with respect thereto and decreased by the amount of cash received in respect of the Treasury portfolio.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    Unless you are an exempt recipient, such as a corporation, interest, OID, and dividends received on, and proceeds received from the sale of, FELINE PRIDES, notes, purchase contracts, Treasury securities, the Treasury portfolio, or common stock, may be subject to information reporting and may also be subject to United States federal backup withholding tax at the rate of 31%, if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

    Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

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   CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    The following discussion applies to you if you are a holder other than a "U.S. person" as defined in the third paragraph of "Certain Federal Income Tax Consequences," above. Special rules may apply to you if you are a "controlled foreign corporation", "passive foreign investment company" or "foreign personal holding company" and are subject to special treatment under the Code. If you are such an entity, you should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

    UNITED STATES FEDERAL WITHHOLDING TAX. The 30% United States federal withholding tax should not apply to any payment of principal or interest (including original issue discount) on the notes, Treasury securities or Treasury portfolio provided that:

    - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

    - you are not a controlled foreign corporation that is related to us through stock ownership;

    - you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

    - (a) you provide your name and address on an IRS Form W-8BEN (or a suitable successor form), and certify, under penalties of perjury, that you are not a United States person or (b) a financial institution holding the FELINE PRIDES on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN (or a suitable successor form) from the beneficial owner and provides us with a copy.

    We do not intend to withhold on payments of principal and interest if these requirements are met.

    We generally will withhold tax at a rate of 30% on the dividends paid on the shares of our common stock acquired under the purchase contract. However, if a treaty applies, you may be eligible for a reduced rate of withholding. Similarly, dividends that are effectively connected with the conduct of a trade or business by you within the United States (or, where a tax treaty applies, are attributable to a United States permanent establishment maintained by you), are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

    In general, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the FELINE PRIDES, notes, purchase contracts, Treasury securities or our common stock acquired under the purchase contracts.

    In general, no backup withholding will be required with respect to payments made by us with respect to the FELINE PRIDES or the notes if you have provided us with an IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that you are a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of FELINE PRIDES, notes, Treasury securities and our common stock made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person or you otherwise establish an exemption.

    UNITED STATES FEDERAL INCOME TAX. If you are engaged in a trade or business in the United States (or, if a tax treaty applies, if you maintain a permanent establishment within the United States) and interest (including original issue discount) on the notes, original issue discount on the Treasury securities and, dividends on our common stock are effectively connected with the conduct of that trade or business (or if a treaty applies, of that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax), on the interest, original issue discount and dividends on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax.

    Any gain or income realized on the disposition of a FELINE PRIDES, a purchase contract, a note, a Treasury security or our common stock acquired under the purchase contract generally will not be subject to United States federal income tax unless:

    - that gain or income is effectively connected with your conduct of a trade or business in the United States;

    - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

    - in the case of purchase contracts or our common stock, we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

    We do not believe that we are currently a "U.S. real property holding corporation" for United States federal income tax purposes, and we think it is unlikely that we will become one, although there can be no assurance that this will be the case. In any event, if we were to become a U.S. real property holding corporation, so long as our common stock continued to be regularly traded on an established securities market, (1) you would not be subject to U.S. federal income tax on the disposition of a purchase contract (that is a part of a FELINE PRIDES) if on the day you acquired the purchase contracts, the purchase contracts you acquired had a fair market value less than the fair market value of five percent of our common stock or of the outstanding purchase contracts and
(2) you will generally not be subject to U.S. federal income tax on the disposition of our common stock if you held (at all times during the shorter of the five year period preceding the date of disposition or your holding period) less than five percent of the total outstanding shares of our common stock.

                              ERISA CONSIDERATIONS

    The following is a summary of certain considerations associated with the acquisition, holding and disposition of FELINE PRIDES (and the securities underlying such FELINE PRIDES) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non- U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "similar laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "plan").

GENERAL FIDUCIARY MATTERS

    ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan.

    In considering an investment in the securities of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

    Any insurance company proposing to invest assets of its general account in the securities should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

PROHIBITED TRANSACTION ISSUES

    Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

    The FELINE PRIDES (and the securities underlying such FELINE PRIDES) will be deemed to constitute "plan assets" and the acquisition, holding and disposition of the FELINE PRIDES (and the securities underlying such FELINE PRIDES) may constitute or result in a direct or indirect prohibited transaction under
Section 406 of ERISA and/or Section 4975 of the Code, if Affiliated Managers Group, the seller or the purchaser is a party in interest or disqualified person with respect to such plan, unless an exemption is available. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, PTCE 96-23 respecting transactions determined by in-house asset managers, and PTCE 75-1 respecting principal transactions by a broker-dealer, although there can be no assurance that all of the conditions of any such exemption will be satisfied.

    Accordingly, by its purchase of the FELINE PRIDES (and the securities underlying such FELINE PRIDES), each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of the FELINE PRIDES (and the securities underlying such FELINE PRIDES) through and including the date of disposition of the satisfaction of its obligation under the purchase contract and the disposition of any such FELINE PRIDES (and any security underlying such FELINE PRIDES) either (i) that it is not a plan or (ii) that the acquisition, holding and the disposition of any FELINE PRIDES (and any security underlying such FELINE PRIDES) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied.

    In addition, no plan will be permitted to participate in the remarketing program unless and until such plan provides the remarketing agent with assurances, reasonably satisfactory to the remarketing agent, that such participation in the remarketing program will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

    Any plan or other entity whose assets include plan assets subject to ERISA,
Section 4975 of the Code or substantially similar federal, state or local law should consult their advisors and/or counsel.

                                  UNDERWRITING

    We intend to offer the Income PRIDES through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the number of Income PRIDES set forth opposite their names below.

                                                              NUMBER OF
                                                               INCOME
UNDERWRITER                                                    PRIDES
-----------                                                   ---------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................  4,000,000
Goldman, Sachs & Co.........................................  2,000,000
Morgan Stanley & Co. Incorporated...........................  2,000,000
                                                              ---------
          Total.............................................  8,000,000
                                                              =========

    The underwriters have agreed to purchase all of the Income PRIDES sold pursuant to the purchase agreement if any of the Income PRIDES are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect to those liabilities.

    The underwriters are offering the Income PRIDES subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Income PRIDES, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

    The underwriters have advised us that they propose initially to offer the Income PRIDES to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.45 per Income PRIDES. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per Income PRIDES to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The expenses of the offering, not including the underwriting discount, are estimated to be $900,000 and are payable by us.

    The following table shows the per unit and total public offering price, underwriting discount to be paid by us to the underwriters and proceeds before expenses to us. The information is presented assuming either no exercise or full exercise by the underwriters of the overallotment option.

                                               PER INCOME
                                                 PRIDES     WITHOUT OPTION    WITH OPTION
                                               ----------   --------------    -----------
Public offering price........................     $25.00     $200,000,000     $230,000,000
Underwriting discount........................       $.75       $6,000,000       $6,900,000
Proceeds, before expenses, to Affiliated
  Managers Group, Inc........................     $24.25     $194,000,000     $223,100,000

OVERALLOTMENT OPTION

    We have granted an option to the underwriters to purchase up to an additional 1,200,000 Income PRIDES at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase approximately the same percentage of additional Income PRIDES as the number set forth next to the underwriter's name in the preceding table bears to the total number of Income PRIDES set forth next to the names of all underwriters in the preceding table.

NO SALE OF SIMILAR SECURITIES

    We have agreed, with some exceptions, not to directly or indirectly, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, for a period of 60 days after the date of this prospectus supplement:

    - offer, pledge, sell or contract to sell any common stock or any similar securities or any security convertible into such securities,

    - sell any option or contract to purchase any common stock or any similar securities or any security convertible into such securities,

    - purchase any option or contract to sell any common stock or any similar securities or any security convertible into such securities,

    - grant any option, right or warrant for the sale of any common stock or any similar securities or any security convertible into such securities,

    - lend or otherwise dispose of or transfer any common stock or any similar securities or any security convertible into such securities, or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock or any similar securities or any security convertible into such securities.

    This agreement does not apply to issuances under our employee or director compensation plans or our employee or shareholder investment plans or to issuances as consideration in connection with acquisitions. Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its sole discretion, may jointly release any of the securities subject to these lock-up agreements at any time without notice.

NEW YORK STOCK EXCHANGE LISTING

    The Income PRIDES are a new issue of securities with no established trading market. The Income PRIDES have been approved for listing on the NYSE, subject to official notice of issuance. We have been advised by the underwriters that they intend to make a market in the securities, but they are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurance as to the liquidity of, or any trading market for, the securities.

    This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing.

PRICE STABILIZATION AND SHORT POSITIONS

    Until the distribution of the Income PRIDES offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing the Income PRIDES or shares of our common stock. However, the representatives may engage in transactions that stabilize the price of the Income PRIDES or our common stock, such as bids or purchases that peg, fix or maintain the price of the Income PRIDES or our common stock.

    In connection with the offering, the representatives may make short sales of our Income PRIDES. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Income PRIDES than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option or purchasing Income PRIDES in the open market. In determining the source of Income PRIDES to close out the covered short position, the representatives will consider, among other things, the price of Income PRIDES available for purchase in the open market as compared to the price at which they may purchase the Income PRIDES through the overallotment option. Naked short sales are sales in excess of the overallotment option. The representatives must close out any naked short position by purchasing Income PRIDES in the open market. A naked short position is more likely to be created if the representatives are concerned that there may be downward pressure on the price of the Income PRIDES or our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, purchases by the representatives to cover syndicate short positions may have the effect of raising or maintaining the market price of the Income PRIDES and our common stock or preventing or retarding a decline in the market price of the Income PRIDES and our common stock. As a result, the prices of the Income PRIDES and our common stock may be higher than they would otherwise be in the absence of these transactions.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Income PRIDES or our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC PROSPECTUS

    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch will be facilitating distribution for this offering to certain of their internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to their online brokerage customers. Other than the prospectus in electronic format, the information on the Merrill Lynch website is not intended to be part of this prospectus.

OTHER RELATIONSHIPS

    In the ordinary course of business, certain of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services to us and certain of our affiliates for customary fees.

                             VALIDITY OF THE NOTES

    The validity of the FELINE PRIDES will be passed upon for Affiliated Managers Group by Goodwin Procter LLP, Boston, Massachusetts and for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                   PROSPECTUS

                        AFFILIATED MANAGERS GROUP, INC.

                                  $750,000,000
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
               STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

                               ------------------

    This prospectus provides you with a general description of debt and equity securities that Affiliated Managers Group, Inc. may offer and sell from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that sale and may add to or update the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

    Our common stock is traded on the New York Stock Exchange under the symbol "AMG."

                            ------------------------

                               December 10, 2001

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
About this Prospectus.......................................      1

Where You Can Find More Information.........................      1

Forward-looking Statements..................................      2

About Affiliated Managers Group, Inc........................      3

Ratios of Earnings to Fixed Charges.........................      3

How We Intend to Use the Proceeds...........................      3

Description of the Debt Securities..........................      4

Description of Preferred Stock..............................     19

Description of Common Stock.................................     25

Description of the Stock Purchase Contracts and the Stock
  Purchase Units............................................     26

How We Plan to Offer and Sell the Securities................     27

Experts.....................................................     29

Legal Opinions..............................................     29

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

    You should read this entire prospectus, including the information incorporated by reference, before making an investment decision. Unless the context otherwise requires, all references to "we," "us," "our," "our company," "Affiliated Managers Group," or similar expressions in this prospectus refer to Affiliated Managers Group, Inc., a Delaware corporation, and not its affiliates or other subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange (NYSE), which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed on the NYSE.

    We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See "Description of Preferred Stock" and "Description of Common Stock." We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to: Affiliated Managers Group, Inc., Two International Place, 23rd Floor, Boston, Massachusetts 02110, Attention: Darrell W. Crate--Executive Vice President, Chief Financial Officer and Treasurer.

    The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

SEC FILINGS (FILE NO. 001-13459)                             PERIOD OR DATE FILED
--------------------------------                             --------------------------------
Annual Report on Form 10-K.................................  Year ended December 31, 2000
Current Report on Form 8-K.................................  May 4, 2001
Quarterly Report on Form 10-Q..............................  Quarter ended March 31, 2001
Quarterly Report on Form 10-Q..............................  Quarter ended June 30, 2001
Current Report on Form 8-K.................................  August 20, 2001
Current Report on Form 8-K.................................  August 20, 2001
Current Report on Form 8-K.................................  September 20, 2001
Quarterly Report on Form 10-Q..............................  Quarter ended September 30, 2001
Current Report on Form 8-K.................................  November 15, 2001
Current Report on Form 8-K.................................  November 15, 2001

    YOU MAY REQUEST A COPY OF THESE FILINGS, AND ANY EXHIBITS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT IN THIS PROSPECTUS, AT NO COST BY WRITING OR TELEPHONING US AT THE FOLLOWING: AFFILIATED MANAGERS
GROUP, INC., TWO INTERNATIONAL PLACE, 23RD FLOOR, BOSTON, MASSACHUSETTS 02110,
ATTENTION: DARRELL W. CRATE--EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER. OUR TELEPHONE NUMBER IS (617) 747-3300.

    This prospectus is part of a registration statement we filed with the SEC. We have incorporated into this registration statement exhibits. You should read the exhibits carefully for provisions that may be important to you.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, including the information incorporated by reference into this prospectus, contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify forward-looking statements by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "project" and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. These statements include, among other things, statements regarding our intent, belief or expectations with respect to:

    - potential investment in additional investment management firms;

    - the availability of debt and equity financing to fund investments in firms;

    - future borrowing under our credit facility;

    - interest rates and hedging contracts;

    - the impact of new accounting policies;

    - our competition and our Affiliates' competition;

    - changing conditions in the financial and securities markets; and

    - general economic conditions.

    We cannot assure the future results or outcome of the matters described in any of those statements, which merely reflect our expectations and estimates. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Some of the factors that might cause these differences include, but are not limited to the following:

    - changes in the securities or financial markets or in general economic conditions;

    - the availability of equity and debt financing;

    - competition for acquisitions of interests in investment management firms;

    - our ability to complete pending acquisitions; and

    - the investment performance of our Affiliates and their ability to effectively market their investment strategies.

YOU SHOULD CAREFULLY REVIEW ALL OF THESE FACTORS, AND YOU SHOULD BE AWARE THAT THERE MAY BE OTHER FACTORS THAT COULD CAUSE SUCH DIFFERENCES.

    We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. We do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

                     ABOUT AFFILIATED MANAGERS GROUP, INC.

    Affiliated Managers Group is an asset management company that addresses the succession and transition issues facing the principals of growing mid-sized investment management firms. Our strategy is to generate growth through the internal growth of our existing Affiliates, as well as through investments in new Affiliates. Our transaction structure allows individual members of each Affiliate's management team to retain significant direct ownership in their firm while maintaining operating autonomy. In addition, we provide centralized assistance to our Affiliates in strategic matters, marketing, distribution, product development and operations. Pro forma for our recent investments in Friess Associates, LLC and Welch & Forbes, LLC, our affiliated investment management firms in the aggregate managed over $75 billion in assets at September 30, 2001. For more information regarding Affiliated Managers Group and our Affiliates, see "Where You Can Find More Information."

                      RATIOS OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                              NINE MONTHS
                                 ENDED        YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                             SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                 2001            2000           1999           1998           1997           1996
                             -------------   ------------   ------------   ------------   ------------   ------------
Ratios.....................        8.8x           9.3x           15.4x          6.1x           2.5x           2.3x

    For the purpose of computing the ratios of earnings to fixed charges, earnings consist of consolidated income from continuing operations before provision for income taxes, minority interest and fixed charges, and fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest.

                       HOW WE INTEND TO USE THE PROCEEDS

    We currently intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include:

    - the repayment of debt;

    - the possible repurchase of our common stock;

    - the financing of potential investments;

    - working capital; and

    - other purposes as mentioned in any prospectus supplement.

    Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

    Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

                       DESCRIPTION OF THE DEBT SECURITIES

    This prospectus describes the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. You should read the actual indenture if you do not fully understand a term or the way we use it in this prospectus.

    We may offer senior debt securities or subordinated debt securities. The senior debt securities will be issued under an indenture, dated as of a date prior to such issuance, between us and a trustee, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the "senior indenture." Any subordinated debt securities will be issued under a separate indenture, dated as of a date prior to such issuance, between us and the trustee. We will refer to any such indenture throughout this prospectus as the "subordinated indenture" and to a trustee under any senior or subordinated indenture as the "trustee." The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the "indentures." The indentures will be subject to and governed by the Trust Indenture Act of 1939. We included copies of the indentures as exhibits to our registration statement and they are incorporated into this prospectus by reference. The following summarizes the material provisions of the indentures, but may not contain all of the information that is important to you. Except as otherwise indicated, the terms of the indentures are identical. As used under this caption, the term "debt securities" includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures.

GENERAL

    The indentures:

    - do not limit the amount of debt securities that we may issue;

    - allow us to issue debt securities in one or more series;

    - do not require us to issue all of the debt securities of a series at the same time;

    - allow us to reopen a series to issue additional debt securities without the consent of the debt securityholders of such series; and

    - provide that the debt securities will be unsecured.

    Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under "Description of the Debt Securities--Subordination" and in the applicable prospectus supplement.

    Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

    The prospectus supplement for each offering will provide the following terms, where applicable:

    - the title of the debt securities and whether they are senior or subordinated;

    - the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

    - the price at which the debt securities will be issued, expressed as a percentage of the principal;

    - the portion of the principal payable upon declaration of acceleration of the maturity, if other than the principal amount;

    - the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

    - the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

    - the date or dates, or the method for determining the date or dates, from which interest will accrue;

    - the dates on which interest will be payable;

    - the record dates for interest payment dates, or the method by which we will determine those dates;

    - the persons to whom interest will be payable;

    - the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

    - any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

    - the place or places where the principal of, and any premium (or make-whole amount) and interest on, the debt securities will be payable;

    - where the debt securities may be surrendered for registration of transfer or exchange;

    - where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

    - the times, prices and other terms and conditions upon which we may redeem the debt securities;

    - any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such an obligation;

    - the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

    - whether the principal of, and any premium (or make-whole amount) or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

    - whether the amount of payments of principal of, and any premium (or make-whole amount) or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

    - whether the debt securities will be in registered form, bearer form or both and (1) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (2) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

    - any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

    - whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may or shall be required to exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

    - the identity of the depository for securities in registered form, if such series are to be issuable as a global security;

    - the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

    - the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

    - whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

    - the circumstances, if any, in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

    - any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

    - the name of the applicable trustee and the nature of any material relationship with us or any of our Affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

    - any deletions from, modifications of, or additions to our events of default or covenants and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable; and

    - any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

    We may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We will refer to any such debt securities throughout this prospectus as "original issue discount securities." The applicable prospectus supplement will describe the federal income tax consequences and other relevant considerations applicable to original issue discount securities.

    Except as described under "Description of the Debt Securities--Merger, consolidation or sale of assets" or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit our ability to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us or any of our Affiliates or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

    Neither the Delaware General Corporation Law nor our governing instruments define the term "substantially all" as it relates to the sale of assets. Additionally, Delaware cases interpreting the term "substantially all" rely upon the facts and circumstances of each particular case. Consequently, to determine whether a sale of "substantially all" of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public.

    We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

PAYMENT

    Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium (or make-whole amount) and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

    All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium (or make-whole amount) or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

    Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

    - exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

    - surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

    Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

    Neither we nor any trustee shall be required to:

    - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

    - register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

    - issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (1) consolidate with, (2) sell, lease or convey all or substantially all of our assets to, or (3) merge with or into, any other entity provided that:

    - either we are the continuing entity, or the successor entity, if other than us, assumes our obligations (A) to pay the principal of, and any premium (or make-whole amount) and interest on, all of the debt securities and (B) to duly perform and observe all of our covenants and conditions contained in each indenture;

    - immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation or the obligation of any of our subsidiaries as having been incurred by us or by such subsidiary at the time of the transaction, no event of default under the indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

    - an officers' certificate and legal opinion covering such conditions are delivered to each trustee.

COVENANTS

    EXISTENCE. Except as permitted under "Description of the Debt Securities--Merger, consolidation or sale of assets," the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

    PAYMENT OF TAXES AND OTHER CLAIMS. The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent all taxes, assessments and governmental charges levied or imposed on us, our Affiliates or our Affiliates' income, profits or property. However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

    PROVISION OF FINANCIAL INFORMATION.  The indentures require us, within
15 days of each of the respective dates by which we are required to file annual reports, quarterly reports and other documents with the SEC, (1) to mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that we file with the SEC under Section 13 or Section 15(d) of the Exchange Act, and (2) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

    ADDITIONAL COVENANTS. The applicable prospectus supplement will set forth any additional covenants of Affiliated Managers Group relating to any series of debt securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless the applicable prospectus supplement states otherwise, when we refer to "events of default" as defined in the indentures with respect to any series of debt securities, we mean:

    - default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

    - default in the payment of principal of, or any premium (or make-whole amount) on, any debt security of such series at its maturity;

    - default in making any sinking fund payment as required for any debt security of such series;

    - default in the performance or breach of any other covenant or warranty of Affiliated Managers Group contained in the indenture continuing for 60 days after written notice to us as provided in the applicable indenture;

    - (1) a default under any bond, debenture or note having an aggregate principal amount of at least $30,000,000; or

     (2) a default under any indenture or instrument under which there may be issued, secured or evidenced any existing or later created indebtedness for money borrowed by us or our Affiliates in an aggregate principal amount of at least $30,000,000, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 30 days after notice to us specifying such default;

    - bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Affiliated Managers Group or any of our Affiliates which is considered a significant subsidiary; and

    - any other event of default provided with respect to a particular series of debt securities.

    When we use the term "significant subsidiary," we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

    If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

    - we have deposited with the applicable trustee all required payments of the principal, any premium (or make-whole amount), and interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

    - all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium (or make-whole amount), have been cured or waived.

    The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may on behalf of all holders waive any past default with respect to such series and its consequences, except a default:

    - in the payment of the principal, any premium (or make-whole amount) or interest;

    - in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of the outstanding debt security that is affected by the default; or

    - in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

    The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified responsible officers of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

    The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium (or make-whole amount) and interest on, such debt securities at the respective due dates thereof.

    The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

    - is in conflict with any law or the applicable indenture;

    - may involve the trustee in personal liability; or

    - may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

    Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

MODIFICATION OF THE INDENTURES

    The indentures provide that modifications and amendments may be made only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under that indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

    - change the stated maturity of the principal of, or any premium (or make-whole amount) on, or any installment of principal of or interest on, any such debt security;

    - reduce the principal amount of, the rate or amount of interest on or any premium (or make-whole amount) payable on redemption of any such debt security;

    - reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

    - change the place of payment or the coin or currency for payment of principal of, or any premium (or make-whole amount) or interest on, any such debt security;

    - impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

    - reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

    - modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

    The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

    We and our respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

    - to evidence the succession of another person to us as obligor under such indenture;

    - to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

    - to add events of default for the benefit of the holders of all or any series of debt securities;

    - to add or change any provisions of an indenture (1) to facilitate the issuance of, or to change or eliminate restrictions on the payment of principal of, or premium (or make-whole amount) or interest on, debt securities in bearer form, or (2) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

    - to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

    - to secure the debt securities;

    - to establish the form or terms of debt securities of any series;

    - to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

    - to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

    - to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

VOTING

    The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

    - the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

    - the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

    - the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

    - debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

    The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

    Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

    Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

    Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

    - there shall be no minimum quorum requirement for such meeting; and

    - the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

SUBORDINATION

    Unless otherwise provided in the applicable prospectus supplement, subordinated securities will be subject to the following subordination provisions.

    Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated securities otherwise will not be affected. No payment of principal or interest will be permitted to be

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made on subordinated securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of Affiliated Managers Group and our subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated securities may recover less, ratably, than our general creditors.

    "Senior Debt" will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, the following, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed:

    - indebtedness incurred by us for money borrowed or represented by purchase-money obligations;

    - indebtedness incurred by us evidenced by notes, debentures, bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement;

    - our obligations as lessee under leases of property either made as part of any sale and leaseback transaction to which we are a party or otherwise;

    - indebtedness of partnerships and joint ventures which is included in our consolidated financial statements;

    - indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire; and

    - any binding commitment we have to fund any real estate investment or to fund any investment in any entity making such real estate investment.

    In each case, the following will not be Senior Debt:

    - any such indebtedness, obligation or liability referred to in the preceding clauses (1) that is outstanding and (2) the instrument creating or evidencing such indebtedness, obligation or liability provides that the same is not superior to or ranks on an equal basis with the subordinated securities with respect to right of payment;

    - any such indebtedness, obligation or liability that is subordinated to indebtedness incurred by us to substantially the same extent as or to a greater extent than the subordinated securities are subordinated; and

    - the subordinated securities.

    No restrictions will be included in any indenture relating to subordinated securities upon the creation of additional senior debt.

    If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

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DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

    - either (1) all securities of such series have already been delivered to the applicable trustee for cancellation; or (2) all securities of such series have not already been delivered to the applicable trustee for cancellation but (a) have become due and payable, (b) will become due and payable within one year, or (c) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium (or make-whole amount) and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

    - we have paid or caused to be paid all other sums payable; and

    - we have delivered to the trustee an officers' certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied.

    Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium (or make-whole amount) and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, we may elect either:

    - to defease and be discharged from any and all obligations with respect to such debt securities; or

    - to be released from our obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

    Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

    The indentures only permit us to establish the trust described in the paragraph above if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium (or make-whole amount), and interest.

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    When we use the term "government obligations," we mean securities that are:

    - direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

    - obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or
(b) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium (or make-whole amount) and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

    When we use the term "conversion event," we mean the cessation of use of:

    - a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

    - the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

    - any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

    Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium (or make-whole amount) and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

    In the event that (a) we effect covenant defeasance with respect to any debt securities and (b) such debt securities are declared due and payable because of the occurrence of any event of default, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay

                                       16
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amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payments of such amounts due at the time of acceleration. Notwithstanding the first sentence of this paragraph, events of default in (b) above shall not include the event of default described in (1) the fourth bullet point under "Description of the Debt Securities--Events of default, notice and waiver" with respect to specified sections of an indenture or (2) the seventh bullet point under "Description of the Debt Securities--Events of default, notice and waiver" with respect to any other covenant as to which there has been covenant defeasance.

    The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into shares of common stock or preferred stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

    Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

    We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants with the depository) and records of participants (with respect to beneficial interests of persons who hold through participants with the depository). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

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    So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

    Payments of principal of, and any premium (or make-whole amount) and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium (or make-whole amount) or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

    Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

    If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt

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securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

    The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

NO RECOURSE

    There is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any security against any of our or our successor's past, present or future stockholders, employees, officers or directors.

                         DESCRIPTION OF PREFERRED STOCK

    The following is a description of the material terms and provisions of our preferred stock. It may not contain all of the information that is important to you. Therefore, you should read our charter and bylaws before you purchase any shares of our preferred stock.

GENERAL

    Under our charter, we are authorized to issue 5,000,000 shares of preferred stock, par value $.01 per share, all of which is currently undesignated. As of December 3, 2001, no shares of preferred stock were issued and outstanding.

    Shares of preferred stock may be issued from time to time, in one or more series, as authorized by our board of directors. Prior to the issuance of shares of each series, the board of directors is required by the Delaware General Corporation Law and our charter to fix, for each series, the designations, powers and preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, as are permitted by Delaware law. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transactions that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.

TERMS

    You should refer to the prospectus supplement relating to the offering of a series of preferred stock for the specific terms of that series, including:

    - the distinctive serial designation and the number of shares constituting such series;

    - the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

    - the voting powers, full or limited, if any, of the shares of such series;

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    - whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

    - the amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the company;

    - whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

    - whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the company and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

    - the price or other consideration for which the shares of such series shall be issued;

    - whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of undesignated preferred stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

    - such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the board of directors may deem advisable.

RANK

    Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon a liquidation, dissolution or winding up of our affairs, rank:

    - senior to all classes or series of our common stock, and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs;

    - on parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs; and

    - junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs.

    The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the preferred stock of each series will be entitled to receive cash dividends when, as and if declared by our board of directors. We will pay dividends out of assets that are legally available for payment of dividends. We will specify the rate(s) of dividends and the dates that we will pay dividends in the applicable prospectus supplement. Dividends will be payable to holders of record as they appear on our stock transfer books on such record dates as fixed by our board of directors.

    Dividends on any series of the preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a

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dividend payable on a dividend payment date on any series of the preferred stock for which dividends are non-cumulative, then the holders of that series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date. Accordingly, we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment date.

    If preferred stock of any series is outstanding, we will not declare, pay or set aside funds to pay dividends on any other series of our capital stock ranking, as to dividends, on parity with or junior to the preferred stock of such series for any period unless:

    - if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock of such series for all past dividend periods and the then current dividend period; or

    - if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

    We must declare all dividends pro rata on all series of preferred stock that rank on parity with the series of preferred stock upon which we paid dividends if we did not pay or set aside funds to pay dividends on the series of preferred stock in full. We must declare dividends pro rata to ensure that the amount of dividends declared per share of preferred stock bears in all cases the same ratio that accrued dividends per share of preferred stock bears to each other. We will not accumulate unpaid dividends for prior dividend periods with respect to accrued dividends on preferred stock that does not have cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any payments that may be in arrears.

    Except as provided in the immediately preceding paragraph, unless:

    - such series of preferred stock has a cumulative dividend, and we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends for all past dividend periods and the then current dividend period; or

    - such series of preferred stock does not have a cumulative dividend, and we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period, we will not: (1) declare, pay or set aside funds to pay dividends or declare or make any other distribution upon the common stock or any other shares of our stock ranking junior to or on parity with the preferred stock of such series as to dividends or upon liquidation; (2) redeem, purchase or otherwise acquire for any consideration any common stock, or any other shares of our stock ranking junior to or on parity with the preferred stock of such series as to dividends; nor (3) pay any monies to or make any monies available for a sinking fund to redeem any such shares, except by conversion into or exchange for other shares of our capital stock ranking junior to the preferred stock of such series as to dividends or liquidation. Notwithstanding the preceding sentence, we may declare or set aside dividends in common stock or other shares of capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

    Any dividend payment we make on a series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

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REDEMPTION

    If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

    The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares that will be redeemed in each year commencing after a specified date at a specified redemption price per share, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock will automatically and mandatorily convert into the applicable shares of our capital stock under the conversion provisions specified in the applicable prospectus supplement.

    Notwithstanding the foregoing, we will not redeem any preferred stock of a series unless:

    - if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for the past and current dividend periods; or

    - if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock for the current dividend period.

    However, in no case will we redeem any preferred stock of a series unless we redeem all outstanding preferred stock of such series simultaneously.

    In addition, we will not acquire any preferred stock of a series unless:

    - if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

    - if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

    However, at any time we may purchase or acquire preferred stock of that series (1) in accordance with a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

    If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.

    We will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:

    - the redemption date;

    - the number of shares and series to be redeemed;

    - the redemption price;

    - the place or places where certificates are to be surrendered for payment of the redemption price;

    - that dividends on the shares to be redeemed will cease to accrue on such redemption date;

    - the date upon which the holder's conversion rights, if any, as to such shares shall terminate; and

    - the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.

    If notice of redemption has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before we make any distribution or payment to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock will be entitled to receive, out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the applicable prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. After full payment of their liquidating distributions, holders will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

    Upon liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our assets or business will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

VOTING RIGHTS

    Holders of preferred stock will have no voting rights, except as described in the next paragraph, as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

    Unless otherwise provided for any series of preferred stock, so long as any preferred stock of a series remains outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the preferred stock of such series outstanding at the time, given in person or by proxy, either in writing or at a meeting with each of such series voting separately as a class:

    - authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to such series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any of our authorized shares of capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

    - amend, alter or repeal the provisions of our charter or the amendment to our charter designating the terms for such series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof.

Notwithstanding the preceding bullet point, if the preferred stock remains outstanding with the terms thereof materially unchanged, the occurrence of any of the events described above shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of preferred stock, even if upon the occurrence of such an event we may not be the surviving entity. In addition, any increase in the amount of (1) authorized preferred stock or the creation or issuance of any other series of preferred stock, or (2) authorized shares of such series or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, we have redeemed or called for redemption all outstanding shares of such series of preferred stock and, if called for redemption, have deposited sufficient funds in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement relating to the offering of such series of preferred stock. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or at the holders' option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.

TRANSFER AGENT

    The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

                          DESCRIPTION OF COMMON STOCK

    The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. Therefore, you should read our charter and bylaws before you purchase any shares of our common stock.

GENERAL

    Under our charter, we have authority to issue 80,000,000 shares of common stock, par value $.01 per share, and 3,000,000 shares of Class B common stock, par value $.01 per share. Under Delaware law, stockholders generally are not responsible for our debts or obligations. As of December 3, 2001, we had 22,201,453 shares of common stock, and no shares of Class B common stock, respectively, issued and outstanding. Our common stock is listed on the NYSE under the symbol "AMG."

DIVIDENDS

    Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock and Class B common stock will be entitled to receive dividends out of assets that we may legally use to pay dividends, if and when they are authorized and declared by our board of directors, with each share of common stock and each share of Class B common stock sharing equally in such dividends with each share of Class B common stock being equal to the number of shares of common stock into which it would then be convertible. If dividends are declared which are payable in shares of common stock or shares of Class B common stock, dividends shall be declared which are payable at the same rate in both classes of stock and the dividends payable in shares of common stock shall be payable to the holders of shares of common stock, and the dividends payable in shares of Class B common stock shall be payable to the holders of shares of Class B common stock.

VOTING RIGHTS

    Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

    To the extent the holders of Class B common stock are entitled to vote under our charter or applicable law, such holders shall vote together as a single class with the holders of common stock, except as required by law.

LIQUIDATION/DISSOLUTION RIGHTS

    Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock and Class B common stock share in the same proportion as our other stockholders in the assets that we may legally use to pay distributions in the event we are liquidated, dissolved or our affairs are wound up after we pay or make adequate provision for all of our known debts and liabilities with each share of Class B common stock being equal to the number of shares of common stock into which it would then be convertible.

OTHER RIGHTS

    Subject to the preferential rights of any other class or series of stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights. Furthermore, holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities, other than the limited conversion rights afforded to the holders of our Class B common stock which are described below.

    Under Delaware law, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding a majority of the shares entitled to vote on the matter, unless a different percentage is set forth in the corporation's charter, which percentage shall not in any event be less than a majority of all of the shares entitled to vote on such matter. Our charter provides that whenever any vote of the holders of voting stock is required to amend or repeal any provision of the charter, then in addition to any other vote of the holders of voting stock that is required by the charter or bylaw, the affirmative vote of the holders of a majority of our outstanding shares of stock entitled to vote on such amendment or repeal, voting together as a single class, is required. However, with respect to the amendment or repeal of any of the provisions of our charter relating to stockholder action without an annual or special meeting, the election, term or removal of directors, vacancies on the board of directors, and the limitation of liability of directors and officers, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class, shall be required.

RIGHTS OF CLASS B COMMON STOCK

    The holders of our Class B common stock generally have the same rights and privileges as holders of our common stock, except that holders of Class B common stock do not have any voting rights other than those which may be provided by applicable law. Each share of Class B common stock is convertible, at the option of the holder, into one share of common stock if such share of Class B common stock is to be distributed, disposed of or sold by the holder in connection with any sale; provided, that such conversion is not inconsistent with any regulation, rule or other requirement of any governmental authority applicable to the holder.

TRANSFER AGENT

    The transfer agent and registrar for the common stock is Mellon Investor Services.

                  DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
                          AND THE STOCK PURCHASE UNITS

    We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

    The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

    - our debt securities; or

    - debt obligations of third parties, including U.S. Treasury securities;

securing the holders' obligations to purchase the common stock under the stock purchase contracts.

    The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

    The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, the prepaid securities and the document contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the stock purchase contracts or stock purchase units. Material United States federal income tax consideration applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

                  HOW WE PLAN TO OFFER AND SELL THE SECURITIES

    We may sell the securities in any one or more of the following ways:

    - directly to investors;

    - to investors through agents;

    - to dealers;

    - through underwriting syndicates led by one or more managing underwriters; and

    - through one or more underwriters acting alone.

    Any underwritten offering may be on a best efforts or a firm commitment basis. We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

    The distribution of the securities may be effected from time to time in one or more transactions:

    - at a fixed price or prices, which may be changed;

    - at market prices prevailing at the time of sale;

    - at prices related to such prevailing market prices; or

    - at negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

    In the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The applicable prospectus supplement will, where applicable:

    - identify any such underwriter or agent;

    - describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate to all underwriters and agents;

    - identify the amounts underwritten; and

    - identify the nature of the underwriter's obligation to take the securities.

    Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the NYSE. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, respectively, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of debt securities or preferred stock.

    Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

    If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

    The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

    We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our tenants in the ordinary course of business.

    If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

    To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K, for the year ended December 31, 2000, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

    The validity of the securities we are offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

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                          8,000,000 FELINE PRIDES(SM)
             (INITIALLY CONSISTING OF 8,000,000 INCOME PRIDES(SM))

                                     [LOGO]

                        AFFILIATED MANAGERS GROUP, INC.

                               -----------------

                             PROSPECTUS SUPPLEMENT
                          ---------------------------

                              MERRILL LYNCH & CO.

                               DECEMBER 18, 2001

   "FELINE PRIDES", "Income PRIDES" and "Growth PRIDES" are service marks of
                           Merrill Lynch & Co., Inc.
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